SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Heidrick & Struggles International, Inc.

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

DATE:	May 25, 2017
TIME:	9:00 a.m. Eastern Daylight Time
PLACE:	Law Offices of Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954

April 26, 2017

I am pleased to invite you to attend the 2017 Annual Meeting of Stockholders of Heidrick & Struggles International, Inc. Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted at the Annual Meeting.

Earlier this month, we announced that Chief Executive Officer Tracy Wolstencroft would take a three-month medical leave of absence. We wish him a swift recovery, and we look forward to his return.

The Board of Directors has asked me to serve as acting Chief Executive Officer and lead our firm’s Executive Committee in Tracy’s absence. I will also continue in my role leading Heidrick & Struggles’ global Executive Search business as Managing Partner–Executive Search. As noted in our announcement earlier this month, I have previously served as head of Global Practices and led the firm’s Leadership Consulting business. We will continue to accelerate our strategy of delivering premium leadership advisory solutions and insights to top organizations globally. We have a strong team in place to continue our positive momentum.

I want to take this opportunity to thank three of our long-serving Board members who will not be standing for re-election this year—John Fazio, Jill Kanin-Lovers, and Paul Unruh. We acknowledge and appreciate that each of them provided more than 12 years of outstanding service and contributions to Heidrick & Struggles’ Board.

Thank you for your investment in and continued support of our company. We are optimistic about our future and proud to be part of an organization that has talented and dedicated people thoroughly committed to the success of our clients, our company and your investment. We look forward to welcoming you to our Annual Meeting.

Sincerely,

Krishnan Rajagopalan

Acting President and Chief Executive Officer

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

233 South Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	May 25, 2017 at 9:00 a.m. Eastern Daylight Time

Place:	Law Offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY 10017-3954

Items of Business:

•       Election to our Board of Directors of the seven director nominees named in the attached Proxy Statement.

•       Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.

•       An advisory vote to approve executive compensation (say on pay).

•       An advisory vote on the frequency of future advisory votes on executive compensation.

•       Transaction of such other business as may properly come before our 2017 Annual Meeting of Stockholders.

Record Date:	The record date for the determination of the stockholders entitled to vote at our Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 31, 2017.

How you can Vote:	VIA THE INTERNET—Visit the website listed on your Proxy Card.

BY TELEPHONE—Call the telephone number listed on your Proxy Card.

BY MAIL—Sign, date and return your Proxy Card in the enclosed envelope.

IN PERSON—By attending the meeting.

If you plan to attend the Annual Meeting, please bring proof of your ownership of Heidrick & Struggles common stock as of March 31, 2017 and valid picture identification.

Enclosed please find our Proxy Statement, Proxy Card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Sincerely,

Stephen W. Beard

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 25, 2017

The Proxy Statement and the Company Annual Report are available at: http://www.heidrick.com/proxy.

YOUR VOTE IS IMPORTANT. Whether or not you attend the meeting, we encourage you to consider the matters presented in the Proxy Statement and vote as soon as possible through any of the methods referenced above.

PROXY SUMMARY

Annual Meeting of Stockholders

When: May 25, 2017, 9:00 a.m., Eastern Daylight Time

Where: Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York

You are entitled to vote at the meeting if you were a holder of record of our common stock at the close of business on March 31, 2017. Please see page 51 for instructions on how to vote your shares. If you wish to attend the meeting in person, you will be required to present valid picture identification, such as a driver’s license or passport, along with proof of stock ownership.

Voting Recommendations of the Board

Item	Description	Board Recommendation	Page
1	Election of Directors Elizabeth L. Axelrod Lyle Logan Richard I. Beattie Willem Mesdag Clare M. Chapman Tracy R. Wolstencroft Gary E. Knell	For Each Nominee	42
2	Ratification of Independent Public Accounting Firm	For	45
3	Advisory Vote to approve Executive Compensation	For	46
4	Advisory Vote on the frequency of future advisory votes on executive compensation	For annual vote	46

Performance Highlights

•	Consolidated Net Revenue of $582.3 million, a 9.6% increase over 2015

•	Operating Income of $35.2 million, a 3.4% increase over 2015

•	Paid a quarterly dividend of $0.13 per share during each quarter of fiscal 2016 as a way of returning value to stockholders

•	Confirmed 7% more executive searches in 2016

•	Acquired three companies: two that bolstered our Leadership Consulting capabilities; one in Executive Search that elevated our brand in Europe, specifically the United Kingdom

Key Features of Our Executive Compensation Program

•	Pay-for-performance philosophy (p. 14)

•	Approximately 76.5% of target CEO pay in 2016 was variable and tied to performance (p.21)

•	Mandatory deferral of 15% of annual incentive awards for NEOs (p.23)

•	Directors and executive officers must meet stock ownership requirements (p.26)

•	No pledging or hedging of Heidrick stock by officers or directors (p.16)

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board is elected by the stockholders to oversee the business and affairs of the Company. The Board plays a critical role in planning the Company’s strategy and overseeing the long-term success of the Company. Our Board seeks to maintain an effective and sound governance structure that appropriately balances and aligns the interests of the Company’s most important stakeholders, including our stockholders, clients and employees. As a result, the Company maintains a variety of corporate governance practices that the Board believes promote sound governance and the operation of the Company in an atmosphere of candor and collaboration with its stakeholders.

Our stockholders can access our key governance documents including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters of each committee of the Board on our website at www.heidrick.com.

Highlights of our corporate governance program and practices are noted below:

Board Structure

•	All of our Directors are independent, except for the Chief Executive Officer

•	Independent Chair of the Board

•	Independent Audit and Finance, Human Resources and Compensation, and Nominating and Board Governance Committees

•	Annual Board and Committee Self-Evaluations

Stockholder Rights

•	Annual election of directors

•	Majority voting for directors in uncontested elections

•	No poison pill

Changes to our Board

For the past several years, our Board has consisted of between nine and eleven members. As part of its annual self-evaluation process, the Board from time to time has considered the appropriate size of the Board and the number of members that best serve the Board’s role of overseeing the business and affairs of the Company. In the first quarter of 2017, the current members of the Board considered whether a smaller Board would allow the Board to react and respond more quickly to changes and challenges facing the Company’s business. After careful deliberation, the Board determined to reduce its size from the current ten members to seven, effective after the conclusion of this year’s Annual Meeting. In connection with its determination, the Board will amend the Bylaws to reduce the Board’s size. After many years of outstanding service and contributions to our Board, Ms. Kanin-Lovers and Messrs. Fazio and Unruh will not be standing for re-election at this year’s Annual Meeting. The Company and management acknowledge and appreciate the long-term directors who are stepping down and their contributions over the years. The Board carefully considered the skills, expertise, and diversity of the directors who will be standing for re-election at the Annual Meeting and concluded that the mix of skills and experience will allow them to provide continued outstanding service to the Board, the Company, and its stockholders.

Our Board believes that regular refreshment of the Board is critical for us to gain fresh perspectives and new ideas, at the same time that we continue to deliver on our purpose of serving our clients. We also believe that Board succession planning is critical to the Company’s success. The Nominating and Board Governance Committee continues to focus on maintaining a balance between directors of short, medium, and long tenure.

The Board of Directors

The current members of the Board of Directors are:

Elizabeth L. Axelrod	Gary E. Knell

Richard I. Beattie	Lyle Logan

Clare M. Chapman	Willem Mesdag

John A. Fazio	V. Paul Unruh

Jill Kanin-Lovers	Tracy R. Wolstencroft

The Board met seven times during 2016. Each current director attended at least 75 percent of all of the meetings of the Board and Committee on which he or she served. All of the Company’s directors who were directors at that time attended the 2016 Annual Meeting of Stockholders in person.

Board Leadership and Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board (Chairman) and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

At this time, the position of Chairman is held by Richard I. Beattie and the position of Acting President and Chief Executive Officer is held by Krishnan Rajagopalan. Mr. Rajagopalan, Executive Vice President and Managing Partner—Executive Search has been serving as the acting Chief Executive Officer during Mr. Tracy Wolstencroft’s three-month medical leave of absence. The Board has determined that, under current circumstances, the separation of the offices of Chairman and Chief Executive Officer will enhance oversight of management and Board function. This separation is designed to allow the Chief Executive Officer the ability to focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening the Company’s business. Concurrently, Mr. Beattie, as Chairman can focus on leadership for the Board as it provides advice to and independent oversight of management. The Chairman also is responsible for setting the agendas and presiding over meetings of the Board (including executive sessions of the independent directors) and providing feedback and counsel to the Chief Executive Officer. The Board currently believes that this leadership structure is in the best interests of the Company’s stockholders at this time.

Board Committees

Our Board has three standing committees, the Audit and Finance Committee, Human Resources and Compensation Committee and Nominating and Board Governance Committee. The Board has determined that each of the members of our standing committees is independent under the provisions of our Corporate Governance Guidelines, Director Independence Standards, and the Nasdaq Stock Market listing standards (Nasdaq Rules). It is anticipated that after the Annual Meeting, Mr. Mesdag will serve as Chair of the Audit and Finance Committee; Ms. Chapman will serve as Chair of the Human Resources and Compensation Committee; and Mr. Logan will serve as the Chair of the Nominating and Board Governance Committee.

Audit and Finance Committee

John A. Fazio (Chair)	Willem Mesdag

Jill Kanin-Lovers	V. Paul Unruh

Lyle Logan

The Audit and Finance Committee met eight times during 2016. Among other things, the Audit and Finance Committee appoints an independent registered public accounting firm annually to audit the Company’s books and records; meets with and reviews the activities and the reports of the Company’s independent registered public accounting firm; and reports the results of the review to the Board. The Audit and Finance Committee also periodically reviews the adequacy of the Company’s internal controls, pre-approves all services to be provided by the Company’s independent registered public accounting firm, oversees management’s risk policies and discusses the Company’s key risk exposures with management. These and other aspects of the Audit and Finance Committee’s authority are more particularly described in the Audit and Finance Committee Charter.

Each member of the Audit and Finance Committee is able to read and understand fundamental financial statements (as required under Nasdaq Rules) and meets the heightened standards of independence for audit committee members pursuant to the rules and regulations of the SEC (SEC Rules). Messrs. Fazio, Logan, Mesdag, and Unruh each qualify as an “audit committee financial expert” within the meaning of the SEC Rules and are presumed to be financially sophisticated for purposes of the Nasdaq Rules.

Nominating and Board Governance Committee

Richard I. Beattie	Gary E. Knell (Chair)

Clare M. Chapman	Lyle Logan

The Nominating and Board Governance Committee makes recommendations to the Board concerning candidates for nomination to the Board, the membership on committees of the Board, compensation of the Board and other corporate governance matters. The Nominating and Board Governance Committee also reviews and approves related party transactions. The Committee met four times in 2016. All of the members of the Nominating and Board Governance Committee are independent within the meaning of the listing standards of Nasdaq and the Company’s Corporate Governance Guidelines.

Human Resources and Compensation Committee

Elizabeth L. Axelrod	Jill Kanin-Lovers (Chair)

Clare M. Chapman	V. Paul Unruh

The Human Resources and Compensation Committee reviews and approves employment and compensation matters involving the Company’s executive officers, as well as those of other key employees that the Human Resources and Compensation Committee deems material. Specifically, the Human Resources and Compensation Committee’s responsibilities include:

•	Reviewing and approving the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance against pre-established metrics;

•	Reviewing and approving individual executive officer compensation recommendations made by the Chief Executive Officer for his direct reports;

•	Reviewing and approving terms of employment, severance or other compensation-related agreements to be entered into, or amended, for any executive officer or key employee;

•	Adopting, administering and approving equity-related incentives and awards under the Company’s equity compensation plans; and

•

Reviewing the Company’s incentive and employee benefit and retirement plans, including any equity compensation plans and recommending to the Board (and stockholders where necessary) any amendments or material changes to the plans.

Outside advisors and the Company’s Human Resources Department support the Human Resources and Compensation Committee in its duties and the Committee may delegate authority to fulfill certain administrative duties regarding the compensation programs to members of senior management as it deems appropriate. The Human Resources and Compensation Committee has authority under its charter to retain advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. In 2016, the Committee met six times.

Each member of the Human Resources and Compensation Committee meets the qualifications for compensation committee members pursuant to the Nasdaq Rules and is a “non-employee director” within the meaning of SEC Rule 16b-3, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

    Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee was, during 2016, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2016, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its Human Resources and Compensation Committee.

The Board’s Role in Risk Oversight

Risk is inherent with every business and management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes and policies designed and implemented by management are adequate and functioning as designed. The Board performs its risk oversight function primarily through its committees as well as reports directly from management.

Enterprise Risk. Our management has implemented an Enterprise Risk Management assessment process to identify, assess, prioritize and manage a broad set of risks across our business and operations. The assessment process includes a thorough survey of senior leaders and a select group of directors to identify the material risks to the Company. Specific emphasis is placed on identifying those risks that could have the highest impact to our Company and operations, and the highest likelihood of occurrence for those risks. Our survey process also takes into account input from our internal audit function that reports regularly to our Audit and Finance Committee. Our Audit and Finance Committee and Board each received an annual report containing an overview of top risks identified by the survey, along with plans for managing and, where appropriate, mitigating them. The material elements of oversight of the risks identified by the survey are delegated to the committees of the Board, and all risks are reviewed within those committees and discussed with the entire Board in the ordinary course.

Compensation Risk. The Company periodically completes an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this inventory, the Company evaluates the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. Based on the Company’s periodic assessments, the Company has determined that none of its compensation policies and practices is reasonably likely to have a material adverse effect on the Company. The Company believes that the Company’s overall cash versus equity pay mix, variable versus fixed pay elements, balance of shorter-term versus longer-term performance focus and revenue-focused versus profit-focused performance measures, stock ownership guidelines, and use of “claw-backs” work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term stockholder value, while taking only necessary and prudent risks.

Director Nomination Process

In evaluating, identifying and recommending nominees for the Board, our Nominating and Board Governance Committee considers, among other qualifications that it deems appropriate, the following:

•	The potential candidate’s principal employment, occupation or association involving an active leadership role.

•	The potential candidate’s expertise or experience relevant to the Company’s business that would not be otherwise readily available to the Board.

•	The potential candidate’s ability to bring diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints.

•	The potential candidate’s time commitments, particularly the number of other boards on which the potential candidate may serve.

•	The potential candidate’s independence and absence of conflicts of interest as determined by our Director Independence Standards, the Nasdaq Rules and other applicable laws, regulations and rules.

•	The potential candidate’s financial literacy and expertise.

•	The potential candidate’s personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board.

The Nominating and Board Governance Committee discusses and evaluates possible candidates in detail and the Company’s consultants are sometimes employed to help identify potential candidates. When determining whether to recommend a director for re-election, the Nominating and Board Governance Committee considers the director’s past participation in and contributions to Board activities.

Board Diversity

Our Board believes that diversity is an important attribute of a well-functioning board. The Nominating and Board Governance Committee considers diversity (among other factors it deems appropriate) in light of the overall needs and composition of the Board and the best interests of the Company and its stockholders. In considering nominee diversity, the Board evaluates skills, experience, and background that would complement the existing Board.

Over time, the Board has nominated and currently consists of directors that generally reflect the diverse and expansive global footprint of the Company’s business operations, including a wide range of experiences, as well as diversity of age, gender, race and national origin. Diversity is an important factor that the Nominating and Board Governance Committee will continue to consider when evaluating candidates for nomination to the full Board.

Director Independence

Our Board determines the independence of all non-employee directors in accordance with the independence requirements of our Corporate Governance Guidelines, Director Independence Standards, and the Nasdaq Rules. Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the relationships prohibited by Nasdaq Rules.

Based on the review and recommendation by the Nominating and Board Governance Committee, the Board analyzed the independence of each of the Company’s directors who served at any time during fiscal 2016 and each of the Company’s current director nominees, and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and the Nasdaq Rules: Mark Foster (who resigned effective November 1, 2016), John A. Fazio, Jill-Kanin Lovers, and V. Paul Unruh (who are not standing for election at the 2017 Annual Meeting), Elizabeth L. Axelrod, Richard I. Beattie, Clare M. Chapman, Gary E. Knell, Jr., Lyle Logan, and Willem Mesdag. Our Board also determined that Tracy R. Wolstencroft, the Company’s current President and Chief Executive Officer is not independent under the standards of our Corporate Governance Guidelines and Nasdaq Rules.

As highly accomplished individuals in their respective industries, fields and communities, our directors are affiliated with numerous corporations, educational institutions, and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with each other or our Company. The Board considered each of these relationships in light of our independence standards and determined that none of these relationships conflict with the interests of the Company, or would impair any director’s independence or judgment.

In making this determination the Board considered material relationships among the directors and the Company, including the circumstances resulting from the concurrent service to the National Geographic Society (Society) of the Company’s President and Chief Executive Officer, Tracy R. Wolstencroft, and Chair of the Board’s Nominating and Board Governance Committee, Gary E. Knell. Mr. Knell serves on the board of trustees of the Society, and he became president and CEO of the Society on January 6, 2014. Mr. Wolstencroft also serves on the board of trustees of the Society, but does not serve, and has not served, on the compensation committee of the Society. The Board determined that these circumstances do not present either a conflict of interest or a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director on the part of either Mr. Wolstencroft or Mr. Knell.

Certain Relationships and Related Party Transactions

Various Company policies and procedures, including the Code of Business Conduct & Ethics (Code) (applicable to all executive officers and non-employee directors) and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC and Nasdaq Rules. Pursuant to its charter, the Nominating and Board Governance Committee of the Board—in consultation with the Audit and Finance Committee—reviews and approves related party transactions. Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Nominating and Board Governance Committee evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. In addition, it is the practice of the Nominating and Board Governance Committee, although not part of a written policy, to review each transaction specifically disclosed as a potential related party transaction in connection with its review of the proxy statement for the Annual Meeting of Stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.

There were no related party transactions in 2016 that required approval under the Company’s policies and procedures or the rules and regulations of the SEC.

Code of Business Conduct

As discussed above, the Board has adopted a Code of Business Conduct & Ethics that applies to all of the Company’s employees, officers and directors, as well as independent contractors working on behalf of the

Company. Our Code meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. All employees generally are required to certify that they have reviewed and are familiar with the Code annually.

Ethics Line

The Board also has established the Heidrick & Struggles EthicsLine (EthicsLine), a service that provides a mechanism for reporting to the Company alleged breaches of any legal or regulatory obligations, financial fraud, including accounting, internal controls and auditing, or any alleged violation of the Code or corporate policies. The EthicsLine is a telephonic reporting hotline (toll free in the U.S.) available to all Company employees, contractors, vendors, stockholders, clients or other interested parties. The EthicsLine is administered by a third party that is separate and independent of Heidrick and specializes in running whistleblower hotline programs for companies throughout the U.S. Calls are not recorded and callers may remain anonymous. The EthicsLine is operational 24 hours a day, seven days a week and may be reached at 1-800-735-0589 or, if calling from outside the United States, at 1-704-731-7242.

Stockholder Communications

Communication with the Board. Stockholders may communicate directly with the Board. All communications should be directed to: Secretary, Heidrick & Struggles International, Inc., 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board or a particular director. All appropriate communication intended for the Board or a particular director and received by the Secretary will be forwarded to a specified party following its clearance through normal security procedures.

Stockholder Proposals – 2018 Annual Meeting

If you wish to submit a proposal for inclusion in our 2018 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your proposal at the address below no later than Wednesday, December 27, 2017.

Also, under Heidrick’s Bylaws, other proposals and director nominations by stockholders that are not included in the Proxy Statement may be eligible for presentation at the meeting only if they are received by the Company in the form of a written notice, directed to the attention of Heidrick’s Secretary at the address below, no earlier than February 26, 2018 and no later than March 26, 2018. The notice must contain the information required by the Bylaws and must otherwise comply with the requirements specified in the Bylaws.

Where to Send All Proposals and Nominations:

Corporate Secretary

Heidrick & Struggles International, Inc.

233 S. Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

DIRECTOR COMPENSATION

We provide compensation to non-employee directors that is competitive with other similarly sized publicly traded companies in order to attract and retain qualified directors. The compensation of directors, including all restricted stock units, for fiscal 2016 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)		Total ($)
Elizabeth Axelrod	$56,573	(3)	$112,495	(13)	$169,068
Richard I. Beattie	$137,500	(4)	$112,495	(14)	$249,995
Clare Chapman	$53,341	(5)	$112,495	(14)	$165,836
John A. Fazio	$102,500	(6)	$112,495	(14)	$214,995
Mark Foster	$55,417	(7)	$112,495	(13)	$167,912
Jill Kanin-Lovers	$102,500	(8)	$112,495	(13)	$214,995
Gary E. Knell	$72,500	(9)	$112,495	(14)	$184,995
Lyle Logan	$72,917	(10)	$112,495	(13)	$185,412
Willem Mesdag	$65,625	(11)	$112,495	(14)	$178,120
V. Paul Unruh	$72,500	(12)	$112,495	(13)	$184,995

(1)	Reflects cash compensation earned by each director in 2016 and includes any amounts deferred at the director’s election under our Non-Employee Directors Voluntary Deferred Compensation Plan (VDC), described below.

(2)	Reflects the grant date fair value for financial reporting purposes in accordance with ASC Topic 718 for Common Stock or RSUs granted under the 2012 GlobalShare Plan which is described on page 35.

(3)	Ms. Axelrod was appointed to the Board on February 5, 2016. Her cash compensation was prorated from that date.

(4)	Mr. Beattie earned an additional cash retainer of $75,000 as our Non-Executive Chair of the Board.

(5)	Ms. Chapman was appointed to the Board on February 23, 2016. Her cash compensation was prorated from that date.

(6)	Mr. Fazio earned an additional cash retainer of $30,000 as Chair of the Audit and Finance Committee and $10,000 as a member of that Committee.

(7)	Mr. Foster earned an additional cash retainer of $3,333 as Chair of the ad hoc Strategy Committee. He was also a member of the Human Resources and Compensation Committee. Mr. Foster resigned from the Board effective November 1, 2016. His cash compensation was prorated through that date.

(8)	Ms. Kanin-Lovers earned an additional cash retainer of $30,000 as Chair of the Human Resources and Compensation Committee. She also earned an additional cash retainer of $10,000 as a member of the Audit and Finance Committee.

(9)	Mr. Knell earned an additional cash retainer of $10,000 as Chair of the Nominating and Board Governance Committee. All of Mr. Knell’s fees were deferred pursuant to our VDC Plan.

(10)	Mr. Logan earned an additional cash retainer of $10,000 as a member of the Audit and Finance Committee. He was also paid $417 for his service to the Audit and Finance Committee in the fourth quarter of 2015, which was inadvertently not paid in 2015.

(11)	Mr. Mesdag was appointed to the Board on February 5, 2016. His cash compensation was prorated from that date. Mr. Mesdag earned an additional cash retainer of $9,052, the prorated portion of his cash retainer as a member of the Audit and Finance Committee.

(12)	Mr. Unruh earned an additional cash retainer of $10,000 as a member of the Audit and Finance Committee.

(13)	The amount reflects an award of stock granted on May 26, 2016 (the date of the 2016 Annual Meeting of Stockholders). The award was equal to the annual equity retainer of $112,500 divided by the closing stock price on the date of grant of $18.28 rounded to nearest whole share, resulting in 6,154 shares.

(14)	Reflects an award of RSUs granted on May 26, 2016 with the same value as the award of stock described in footnote 13.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. The non-employee director compensation program provides for an annual equity award of restricted stock units with a value of approximately $112,500 to be awarded on the date of each annual meeting of stockholders. The number of units subject to such award is determined by dividing $112,500 by the closing price of the Company’s common stock on the date of such annual meeting of stockholders (rounded to the nearest whole share). Non-employee directors may elect to receive payment of the annual equity retainer in shares of Common Stock in lieu of the restricted stock units described above. Additionally, non-employee directors receive a cash retainer of $62,500 each year, payable quarterly in arrears. In addition, each member of the Audit and Finance Committee receives an annual cash retainer of $10,000; the Chair of the Audit and Finance Committee receives an annual cash retainer of $30,000; the Chair of the Human Resources and Compensation Committee receives an annual cash retainer of $30,000; and the Chair of the Nominating and Board Governance Committee receives an annual cash retainer of $10,000. The Chair of the Board receives an annual cash retainer of $75,000. Directors may elect to defer up to one hundred percent of their cash compensation per year pursuant to our Non-Employee Directors Voluntary Deferred Compensation Plan. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

The Company’s stock ownership guidelines for directors require each director to own three times their annual cash retainer in Company stock within three years of joining the Board. As of March 31, 2017, each of our directors has either satisfied the stock ownership guidelines or is on track to do so in compliance with the guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

Heidrick & Struggles International, Inc. is a leadership advisory firm providing executive search, culture shaping and leadership consulting services. We assist organizations in achieving their long-term business objectives by helping them to improve the effectiveness of their leadership teams. We provide our services to a broad range of clients through the expertise of our experienced consultants located in major cities around the world. In recent years, we have expanded our service capabilities in response to our clients’ request for comprehensive leadership advisory services. The Human Resources and Compensation Committee (HRCC) of the Board of Directors seeks to ensure that our executive compensation programs attract, retain and reward the best talent, while at the same time maintain a strong link between pay and performance and align the interests of our executives and stockholders. Our executive compensation philosophy emphasizes and rewards both Company and individual performance, which we believe promotes sustained long-term performance by rewarding not only the achievement of financial and operational goals, but also the accomplishment of individual strategic objectives that enable growth.

This Compensation Discussion and Analysis describes the philosophy and objectives of our executive compensation programs for our named executive officers. For 2016 our named executive officers were:

•	Tracy R. Wolstencroft, President and Chief Executive Officer

•	Krishnan Rajagopalan, Executive Vice President and Managing Partner, Executive Search

•	Colin Price, Executive Vice President and Managing Partner, Leadership Consulting

•	Richard W. Pehlke, Executive Vice President and Chief Financial Officer

•	Stephen W. Beard, Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

2016 Year in Review

2016 was an important year of strategic, operational and financial accomplishments. During 2016, we continued to deliver on our strategy to further expand our impact with clients in the boardroom and C-suite, providing deeper service as a trusted and valued advisor on executive talent, leadership and culture. Our 2016 financial results reflect this progress, as well as the first returns on investments we made to grow all three of our businesses—Executive Search, Leadership Consulting and Culture Shaping.

The most significant of these investments brought scale to Leadership Consulting so that this service offering could become a more meaningful part of our overall business. During 2016, we acquired three companies—two that bolstered our Leadership Consulting capabilities and one in Executive Search that further elevated our brand positioning in the United Kingdom.

We made meaningful progress in attracting, developing and retaining the very best talent in the industry, and ended 2016 with 335 Executive Search partner and principal consultants, 22 Leadership Consulting partners, and 17 Culture Shaping partner and principal consultants. These are strong indicators that Heidrick & Struggles is an attractive destination for the most talented professionals in our field. We confirmed seven percent more searches in 2016, continuing to deliver on our purpose, which is: “We help our clients change the world, one leadership team at a time.” The important work we are executing around the world at some of the most well-known and respected organizations is elevating and strengthening the power of Heidrick & Struggles’ brand.

Our efforts achieved the positive results detailed below. Along with our dedicated and experienced consultants and staff located in major cities around the world, our named executive officers Messrs. Wolstencroft, Rajagopalan, Price, Pehlke, and Beard each led and played an important role in the achievement of these results for the Company and its stockholders.

2016 -Financial and Operational Results
Consolidated Net Revenue (revenue before reimbursements)	$582.3 million, a 9.6% increase from $531.1 million in 2015.

Operating Income	$35.2 million, a 3.4% increase from $34.1 million in 2015.

Operating Margin (operating income as a percentage of net revenue)	6.0% compared to 6.4% in 2015.

Adjusted EBITDA[1]	$61.2 million, a 10% increase from $55.8 million in 2015.

Adjusted EBITDA Margin[1]	10.5% in 2016 and 2015.

General Operations

•     Maintained a sound financial and operating structure, including a strong liquidity and cash flow position to support our business plan.

•     Strengthened and grew our core search business through an improvement in attracting, hiring, developing and retaining its search, leadership consulting and culture shaping consultants.

[1]

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, earn-out accretion, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA as a percentage of net revenue. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. See the reconciliation attached as Annex A.

Principal Components of 2016 Executive Compensation

2016 Performance Based Compensation Highlights

Our HRCC continued to utilize a performance-based compensation structure for 2016 for our named executive officers consisting of both short and long-term incentive programs. Our HRCC considered both quantitative and qualitative individual, financial and operational factors when determining named executive officer compensation for the year. Those considerations, along with the operation of the Company’s compensation policies, resulted in the following key compensation highlights for 2016:

Compensation Element	Performance Based Compensation Highlights
Short-Term Management Incentive Plan or “MIP“awards

Our Management Incentive Plan or “MIP” (described on page 22) is designed to reward achievement of specific performance goals over a one-year period. In 2016 the HRCC approved changes to the MIP to provide greater linkage between financial and individual performance and to better align the MIP with competitive market practice. The new plan places 70% weighting on Company financial performance against pre-established financial goals. The financial goals are established annually and may contain a mixture of business unit goals and enterprise-wide financial goals. Individual performance accounts for 30% of the weighting for each named executive officer. Award payouts under the plan can range from 0% to 150% based upon performance versus annual goals. (The previous plan placed 75% weight on Company performance and 25% was based on individual performance.) The changes to the MIP allow the HRCC to make more significant differentiations based on the individual performance of the named executive officers. The changes also allow the HRCC to better link goals tied to business unit performance employing metrics based both on business unit performance and the Company’s consolidated financial performance.

The annual cash bonus target opportunity under our MIP for Mr. Wolstencroft is 125% of his base salary; 150% of base salary for Messrs. Rajagopalan and Price; and 100% of base salary for Messrs. Pehlke and Beard. The bonus opportunity is subject to each named executive officer attaining certain performance goals established annually by our HRCC.

For the 2016 performance year, the HRCC determined that the Company’s financial performance did not meet 2016 targets. Therefore, the HRCC reduced the financial component to a payout level of 60% versus the full 70% weighted target for all of the named executive officers. This resulted in a payout of 90 percent of the Company-performance component of the award. With respect to Messrs. Rajagopalan, Price and Beard, the HRCC determined that the performance of their individual goals during 2016 exceeded the weighted target of 30% and warranted an award calculation of 44% of target for the individual component of their 2016 MIP awards. For Mr. Wolstencroft, the individual component was also assessed above target at 37%; for Mr. Pehlke, the individual assessment was at target or 30%. Mathematically, this scoring resulted in MIP payouts of 104% of target for Messrs. Rajagopalan, Price and Beard; 97% for Mr. Wolstencroft; and 90% for Mr. Pehlke.

Compensation Element	Performance Based Compensation Highlights

Long-Term Incentives or “LTI” awards	As part of our annual long term incentive program and regular practice, for our named executive officers, our 2016 Long-Term Incentives or “LTI” awards (delivered as both Performance Stock Units “PSUs” and Restricted Stock Units “RSUs”) were granted in March 2016 at above target to all of the named executive officers, other than Mr. Price, based on the Company’s strong performance in 2015. RSUs for 2016 were awarded to Mr. Price on a pro rata basis for the fourth quarter of 2015 in alignment with the acquisition of Co Company. Mr. Price became a named executive officer on January 1, 2016. Named executive officers can earn between 0% and 200% of the target number of PSUs based on Company performance against pre-established financial goals.

Outstanding PSUs	Our PSUs issued in 2014 and vesting in full in 2017 paid out at 114.5% of target based on calculation of the three-year average of operating income relative to the Company’s target goals for 2014 through 2016.

Employment Agreements	The Company enters into employment agreements with executive officers as new executives join the Company or current officers take on new or expanded executive roles. Our employment agreements with executive officers do not contain guaranteed bonus payments, and all equity award provisions consisted entirely of unvested RSUs and PSUs as required by our regular long term incentive programs. Other terms and conditions of employment contracts with executive officers are consistent with our compensation philosophy and program objectives. See, Employment Agreements on page 27.

Overall Compensation Philosophy

Our HRCC strives to establish compensation programs for our executives and employees that are market competitive with firms in the executive search, leadership consulting and management consulting space, both public and private, with whom we compete for executive talent. At the heart of our compensation programs is a pay-for-performance philosophy. We expect our executive officers to initiate and carry out sustainable growth strategies and create long-term value and growth for the Company and its stockholders. We link various aspects of our business strategies with our compensation program design. Company performance is a primary factor in most elements of our executive incentive compensation program design. When measuring Company performance, we may consider both qualitative and quantitative factors and achievements relating to our business strategies and objectives. In assessing the individual performance of named executive officers, our HRCC may consider, among other things, the officer’s accomplishments of priorities, contributions to the Company’s strategic initiatives and execution of leadership objectives.

Our HRCC regularly reviews our compensation programs for our executives and employees to ensure that the programs continue to meet the needs of the business and align the long-term interests of our executives with those of our stockholders. Our compensation programs may change from time to time based on the review of the HRCC.

Executive Compensation Program Principles

Our HRCC uses the following principles to implement our executive compensation philosophy:

Compensation Principle	Compensation Program Feature
Reward performance, long-term growth and sustained profitability through variable pay elements.

A substantial portion of our named executive officers’ compensation is variable (approximately 76.5% for our CEO and an average of 66.7% for our other named executive officers) and composed of annual and long-term incentive awards that are only earned upon achievement of financial and non-financial objectives that either influence or contribute to stockholder value creation.

This weighting toward variable pay requires sustained financial performance to deliver significant value by the Company and encourages our named executive officers to deliver continued growth over an extended period of time. Equity awards, coupled with executive stock ownership guidelines and our mandatory deferral of a portion of any MIP bonuses earned, further assure the alignment of interests between our named executive officers and our stockholders.

Attract, retain and motivate the most talented executives.	Our executive compensation must enable us to attract, motivate and retain not only highly talented executives, but also search, leadership and culture shaping consultants from both public and private employers with whom we compete for top talent critical to our long-term success.

Provide modest benefits and limited perquisites.

We provide modest standard employee benefits, limited financial planning (maximum of $1,080 per year or $3,150 for the first year expenses are incurred), annual physicals to our named executive officers, and business club memberships. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

We provide no Company contributions to retirement or pension plans for executives beyond our broad-based 401(k) plan. We believe the financial opportunities provided to our named executive officers through our executive compensation program minimize the need for extra benefits or perquisites.

Applying these principles results in pay packages where a significant portion of compensation is put “at risk,” in the form of performance-based annual and long-term incentives. We believe our executive pay packages support our commitment to sound corporate governance and reflect common “best practices”, including:

Best Practice	Heidrick’s Implementation and Result
Prudent Approach to Increases in Base Salaries.	In recent years we have not increased base salaries for our named executive officers unless their roles and duties expanded or they were newly hired or promoted. We did not increase base salaries for our named executive officers in 2016.

Annual Incentives Based on Performance.	Consistent with our pay-for-performance philosophy, our MIP rewards both Company and individual performance, with a heavier weighting on Company performance.

Best Practice	Heidrick’s Implementation and Result

Mandatory Deferral of Portion of Earned Annual Incentive Award.	Ensuring that our annual incentives continue to provide retention value, we defer 15 percent of our named executive officers’ MIP bonuses, to be paid out in equal annual amounts over a three-year period assuming the executive officer remains employed by the Company.

No Repricing or Replacing Outstanding Stock Options.	It has been our practice not to reprice or replace outstanding stock options, and we did not reprice or replace any stock options during 2016. None of our named executive officers have stock options.

Compensation is Subject to a Claw-Back Policy.	Our Company has a Claw-back Policy that applies to the named executive officers and is intended to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

No Evergreen Provisions in Employment Agreements.	None of our employment agreements with the named executive officers have “evergreen provisions” that automatically renew the term of the agreement. We do not plan on adopting any new employment agreements that contain “evergreen provisions” unless we find a compelling business reason for doing so.

No Excise Tax Gross-Ups.	We do not have excise tax gross-up provisions in employment agreements with our named executive officers or in our Change in Control (CIC) Severance Plan.

No Single-Trigger Equity Vesting Upon a CIC.	All of the equity awards we have granted since 2011 contain a “double trigger” CIC vesting provision, meaning that vesting is accelerated only if there is both a CIC and a termination of employment within two years following the CIC.

No Excessive Perquisites.	We provide modest limited perquisites to our named executive officers consisting of physicals, financial planning and business club memberships. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

No Hedging By Our Named Executive Officers.	Our Board and HRCC adopted a policy prohibiting such hedging in February 2013.

No Pledging By Our Named Executive Officers.	Our Board and HRCC adopted a policy prohibiting such pledging in February 2013.

No Guaranteed Bonuses.	We believe that bonuses should reflect actual Company and individual performance. As a result, our employment agreements for executive officers do not contain guaranteed bonus payments, except in limited circumstances typically related to a newly hired executive. We did not guarantee bonus payments for any of our named executive officers for 2016.

No Common Performance Metrics Used for Annual and Long-Term Incentives.	We do not use the same performance metrics for our annual and long-term incentive plans.

Maintain Executive Stock Ownership Guidelines.	We maintain stock ownership guidelines applicable to our named executive officers and directors. For our CEO, it is five times base salary. For our other named executive officers, it is two times base salary.

Stockholder Feedback and Say-on-Pay Vote Results

At our 2016 Annual Meeting of Stockholders, we held our annual non-binding stockholder advisory vote to approve executive compensation (“say-on-pay”). Our stockholders approved our fiscal 2015 executive compensation, with nearly 97 percent of voting stockholders casting their vote in favor of the say-on-pay resolution. The HRCC took this support level as an indication that stockholders were supportive of our pay design and decisions in fiscal 2015.

We had regular and active discussions with our major stockholders during 2016 on various topics throughout the year, and, during those conversations we did not hear of any specific issues relating to the design of our compensation program. Although we did not make any changes to our compensation programs as a result of the 2016 say-on-pay vote or our shareholder outreach efforts during 2016, the HRCC did make changes to the MIP as discussed above. Our HRCC is dedicated to continuous improvement of the existing executive compensation program to reflect an appropriate alignment of pay and performance, and will continue to seek and review stockholder perspectives when designing and implementing the Company’s executive compensation program.

Setting Executive Compensation

Oversight of Compensation Programs.    Our HRCC is responsible for overseeing our executive compensation programs. See pages 4-5 of this proxy statement for more information on the role and responsibilities of our HRCC concerning executive compensation and related corporate governance, and page 5 of this proxy statement for a discussion of the Company’s assessment of risk related to its compensation programs.

Role of our Human Resources and Compensation Committee.    Our HRCC engages in a rigorous process in determining the total compensation of our named executive officers. This process involves setting Company performance and strategic and operational goals for the named executive officers near the beginning of each fiscal year and evaluating the performance of the named executive officers against those pre-established goals. Our HRCC determines and approves the compensation of the named executive officers based on this evaluation. In evaluating named executive officer compensation, our HRCC, as discussed below, has retained the services of Pay Governance LLC and considers recommendations from the Chief Executive Officer with respect to goals and compensation of the other named executive officers, but our Chief Executive Officer does not provide such input as to his own compensation. Our HRCC assesses the information it receives in accordance with its business judgment.

Role of Executive Officers in Compensation Decisions.    Our HRCC approves all compensation decisions for our named executive officers. The Chief Executive Officer annually reviews the performance of each of the named executive officers other than himself. Following the performance reviews, the Chief Executive Officer presents compensation recommendations to our HRCC for consideration. Our HRCC, with input from the full Board, reviews the Chief Executive Officer’s performance. Our HRCC has full discretion to approve, modify or reject any recommended compensation adjustments or awards made to the named executive officers.

Role of Independent Compensation Consultant    The HRCC has retained Pay Governance LLC as its independent compensation consultant. Pay Governance reports directly to the HRCC and does no other work for management. During 2016, Pay Governance representatives generally participated in all of the HRCC’s meetings and provided guidance to the HRCC with respect to executive compensation; comparative peer group data; director compensation; annual incentive compensation; and consultant pay programs. In supporting the HRCC, Pay Governance provides the HRCC with an independent assessment of management’s recommendations for compensation; reviews and confirms the peer group used by the Company to prepare market compensation data; and provides ad hoc support to the HRCC, including discussing executive compensation and related corporate governance trends.

Our HRCC determined that Pay Governance was independent and without conflicts of interest for 2016. This determination was reached after reviewing the six independence factors set out in the Nasdaq Rules: (i) whether Pay Governance provides any other services to the Company; (ii) the amount of fees paid relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of our HRCC; (v) ownership of Company stock; and (vi) any personal or business relationships with named executive officers.

Use of a Peer Group.    Our HRCC evaluates our executive compensation programs in comparison to those of a select peer group, which in 2016 consisted of 15 similarly-sized public professional services companies. Our HRCC uses the peer group to compare total direct compensation and the mix of compensation elements for each named executive officer against positions at peer group companies with similar responsibilities. Our HRCC also uses the peer group to review executive pay programs and practices at those companies.

For 2016 the peer group consisted of the following companies:

The Advisory Board Company	Huron Consulting Group, Inc.
CBIZ Inc.	ICF International Inc.
CDI Corp. CIBER, Inc.	Kforce, Inc. Korn Ferry International
The Corporate Executive Board Company	Navigant Consulting, Inc.
CRA International, Inc.	On Assignment Inc.
FTI Consulting, Inc. Hudson Global, Inc.	Resources Connection, Inc.

For 2017, the Company has removed On Assignment Inc. from the peer group due to the fact that its revenue size significantly exceeds the top end of the revenue target. The Company has replaced On Assignment Inc. with Barrett Business Group, which provides staffing and recruiting services as well as human capital management services.

In setting compensation, the HRCC considers the peer group companies with which we directly compete for executive talent and stockholder investment. Our HRCC also relies on its general knowledge of executive compensation levels and practices.

Most of the Company’s executive search and leadership advisory competitors, from which executive talent is often recruited, are privately held and therefore not included in the above list of our public peer group companies as information on their compensation practices is difficult to obtain.

We do not set a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, as a target for named executive officer pay levels. Rather, we review the total direct compensation range for each position and the mix of elements to ensure that compensation is adequate to attract and retain key named executive officers. To ensure that compensation is linked to performance, our named executive officer compensation program is designed to deliver at least 65% of total direct compensation through variable pay. Our named executive officer compensation program is also designed to ensure that a significant proportion of the named executive officer’s compensation is delivered in equity and thus aligned with the interests of our stockholders.

Named Executive Officer Compensation Components

Alignment with our executive compensation philosophy is achieved through the executive compensation components for our named executive officers outlined below. Messrs. Wolstencroft, Rajagopalan, Price, Pehlke, and Beard each participated in these programs during 2016.

Compensation Element	Compensation Objectives and Principles	Relation to Performance	2016 Actions/Results
Base Salary—Fixed annual cash; paid on a monthly basis

•   Compensate named executive officers for services rendered during the year in the form of fixed cash compensation.

•   Base salary levels are set to reflect the named executive officers’ role and responsibilities, value to the Company, experience and performance, internal equity and market competitiveness.

		Increases in base salary reflect market positioning, economic conditions and our HRCC’s assessment of Company and individual performance over the prior year.	We did not increase the base salaries of any of our named executive officers in 2016.

Short Term Annual Incentives—Variable Cash; paid starting in March of the following year

•      Includes MIP awards consisting of cash, paid 85% in March of the year following its grant and 15% on a deferred basis ratably over 3 years beginning the following year subject to the officer’s continued service to the Company

•   Motivate and reward named executive officers for achieving specific performance goals over a one-year period.

•   Payment is not guaranteed and levels vary according to Company and individual performance.

		70% of the target annual incentive is based on Company performance against pre-established financial goals. The remaining 30% of the target annual incentive is based on achievement of individual performance goals and objectives that are intended to position the Company for success. Actual payouts may range from 0% to 150% of target based upon achievement of Company financial goals and individual performance.	The Company financial performance component of each MIP award was reduced by 10% to 60%. With respect to Messrs. Wolstencroft, Rajagopalan, Price and Beard, the HRCC determined that their performance of their individual goals during the year warranted an individual award calculation (weighted at 30%) in excess of 30% of the award. This resulted in awards of 104% of target for Messrs. Rajagopalan, Price, and Beard; 97% of target for Mr. Wolstencroft’s 2016 MIP award; and 90% for Mr. Pehlke.

Compensation Element	Compensation Objectives and Principles	Relation to Performance	2016 Actions/Results

Long-Term Incentives (LTI)—Variable Equity; paid in March of the following year

•      Half of the executive’s LTI value is delivered as Performance Stock Units (“PSUs”) with a three-year performance period

• Align named executive officers’ interests with those of the Company’s stockholders and drive long-term value creation. • Pay for performance. • Reward named executive officers for long-term growth.

Named executive officers can earn between 0% and 200% of the target number of PSUs based on Company performance against pre-established financial goals

(e.g. Operating Income) for the three-year performance period.

PSUs issued in 2014 and vesting in full in 2017 paid out at 114.5% of target based on calculation of the three-year average of operating income relative to the Company’s target goals for 2014 through 2016.

• Half of the executive’s LTI value is delivered as Restricted Stock Units (“RSUs”)	• Align named executive officers’ interests with those of the Company’s stockholders and drive long-term value creation. • Attract, retain and reward named executive officers for Company performance.	The HRCC may consider Company performance when determining the size of the LTI grants for a given year.	50% of named executive officers’ LTI value was in RSUs for 2016, with the exception of Mr. Price. In 2016, Mr. Price was awarded an RSU for the fourth quarter of 2015, prior to his becoming a named executive officer of the Company.

CEO Compensation

Under the direction of our CEO, the Company achieved significant strategic and financial accomplishments in 2016. The following table illustrates the three components and corresponding amounts of Mr. Wolstencroft’s total compensation for 2016.

Mr. Wolstencroft’s short-term cash bonus opportunity (displayed in the following table as Annual Incentive Earned) is variable, meaning the final payout amount is based solely on the achievement of specific performance goals over a one-year period that include both Company performance metrics (weighted at 70%) and individual performance factors (weighted at 30%). The HRCC determined that Mr. Wolstencroft’s individual performance during 2016 warranted an award in excess of the target. This resulted in a calculation of 97% for the overall payout of his 2016 award.

Half of Mr. Wolstencroft’s long-term equity incentive opportunity (displayed in the following table as LTI Award Granted) also is variable, meaning the number of shares actually paid to our CEO (if any) depends upon and is subject to the achievement of certain performance measures over a three-year vesting period, and is based on a graduated scale ranging from 0 to 200% of the initial target amount. The other half of the award consists of time-vesting RSUs that will vest in three equal installments. (See Long Term Incentives on pages 23-25).

The Board and the HRCC view these compensation measures as prudent investments for the Company’s future. They are consistent with market practices for executives in the business consulting industry and the companies with which we compete for clients and executive talent.

As reported in the Summary Compensation Table on page 29, Mr. Wolstencroft’s total compensation increased approximately one and a half percent on a year over year basis. There was no increase in Mr. Wolstencroft’s base compensation and his 2016 MIP Award was granted slightly below target at 97% reflecting the HRCC’s decision to reduce the Company financial performance component of the award by 10 percent for all of the named executive officers based on the metrics that the HRCC considered.

Compensation Mix – Variable vs. Fixed

Our HRCC believes that our named executive officers should be rewarded for the achievement of financial and non-financial objectives that either influence or contribute to stockholder value creation. Consistent with our “pay for performance” philosophy, our HRCC established elements of fixed and variable compensation for the named executive officers who served in fiscal 2016.

Key principles considered by our HRCC for determining the mix and level of fixed and variable pay for our named executive officers were our ability to attract, retain and motivate the most talented executives available in light of competitive market practices, our position among companies with which we compete for executive talent, alignment of interests with those of our stockholders, our goals for pay for performance, and the market level of total cash and non-cash compensation we pay to our named executive officers.

Base Salary

Our HRCC has established base salaries for our named executive officers that, in its judgment, are competitive. For each named executive officer, base salaries are reviewed against levels for positions with similar responsibilities at the peer group companies, using the comparative data prepared by our HRCC’s compensation consultant. Our HRCC then considers individual performance, internal pay equity, functional expertise, experience, and scope of responsibilities in approving any changes to the base salary. For 2016, the Company did not increase the base salary for any of our named executive officers.

Annual Incentives

Our Management Incentive Plan or MIP is the short-term cash incentive vehicle through which we reward our named executive officers with an annual cash bonus for achieving specific performance goals over a one-year period. Under our MIP, determination of the payout level (if any) for each named executive officer’s award is based upon the achievement of a combination of Company performance metrics (weighted at 70%) and individual performance factors (weighted at 30%). Our HRCC has discretion to modify any payouts (upwards or downwards) under the MIP as appropriate to ensure plan objectives are met, taking into consideration a variety of Company specific or environmental factors. Our MIP awards are subject to the Company’s Claw-back Policy.

In 2016, the MIP for Messrs. Wolstencroft, Pehlke and Beard included three Company performance metrics to determine the pay-out level (if any) of awards: HSII consolidated net revenue; HSII operating income; and HSII EBITDA. For Messrs. Price and Rajagopalan the three performance metrics used to determine the pay-out level (if any) of awards were business unit net revenue, business unit operating income, and HSII operating income. For Mr. Price the applicable business unit is Leadership Consulting; for Mr. Rajagopalan it is Executive Search.

The Company’s 2016 performance on the three metrics of consolidated net revenue, operating income, and EBITDA was below target, but exceeded 2015 results. This resulted in the HRCC reducing the Company financial performance component of the MIP by 10 percent for each of the named executive officers. The HRCC also considered the Company’s growth in 2016 over 2015. Target and Actual Performance Levels for 2016, the 2016 Increase Over 2015 and 2015 Actual Performance Levels were:

MIP Performance Metric	2016 Target Performance Levels	2016 Actual Performance Levels	2016 Percentage Increase Over 2015	2015 Actual Performance Levels
HSII Consolidated Net Revenue	$586 million	$582.3 million	9.6%	$531.1 million
HSII Operating Income	$42 million	$35.2 million	3.4%	$34.1 million
HSII EBITDA	$68 million	$61.2 million	10%	$55.8 million

The business unit net revenue and business unit operating income metrics for Messrs. Rajagopalan and Price are not disclosed due to the competitive nature of those metrics.

Payout amounts under our MIP were set for each metric based on “Minimum”, “Target” and “Maximum” performance levels and corresponding bonus payment levels based on the Company’s business plan and other operational and environmental factors. “Target” performance is the level at which a participant will earn 100% of his or her target award. Depending upon the relationship of the Company’s actual financial performance and the individual’s annual evaluation, final payouts under our MIP may be as little as zero and as high as 150% of Target for Messrs. Wolstencroft, Rajagopalan, Price, Pehlke, and Beard.

The HRCC sets Company and individual performance goals for the named executive officers during the first quarter. These goals consist of both quantitative and qualitative performance objectives. Our HRCC considers the reviews conducted by the Chief Executive Officer of the other named executive officers, and conducts its own review of the Chief Executive Officer’s performance against those pre-established performance objectives, as well as Company performance milestones achieved during the year. With respect to our Chief Financial Officer, our HRCC also considers input from our Audit Committee Chair.

As discussed under the section heading 2016 Year in Review on page 11, along with our committed consultants and staff around the world, Messrs. Wolstencroft, Rajagopalan, Price, Pehlke, and Beard were instrumental to the operational results, business accomplishments, and increase in financial momentum and revenue growth for the Company. Their efforts created notable value for the Company and its stockholders, and consequently the HRCC determined that the performances of Messrs. Rajagopalan, Price, and Beard warranted an award calculation of 104% of target for their overall payout of their 2016 MIP awards; 97% for Mr. Wolstencroft; and 90% for Mr. Pehlke.

The 2016 bonus paid to each named executive officer under our MIP is set forth below. Of these amounts, 85% was paid in March 2017 and the remaining 15% will be paid in equal annual installments over the three years beginning in 2018. This does not include the additional cash bonus awarded to Mr. Rajagopalan discussed in Special 2016 Compensation Components – Krishnan Rajagopalan on page 25.

Long-Term Incentives

Our LTI program for named executive officers is designed to:

•	Align named executive officers’ interests with those of our stockholders;

•	Motivate named executive officers to enhance our revenues and profitability;

•	Facilitate ownership of Company stock and the achievement of stock ownership guidelines; and

•	Attract and retain top talent.

Although our 2012 GlobalShare Plan allows us to issue a variety of equity based awards, our current LTI awards issued to our named executive officers consist of:

•

Performance Stock Units (PSUs) are target-based equity grants that generally vest three years from the grant date if certain performance goals are achieved and the executive officer remains employed by the Company. Each PSU represents a right to receive shares of our Common Stock upon vesting, however the number of shares actually paid to the executive depends upon and is subject to the achievement of certain performance measures over the vesting period, and is based on a graduated scale ranging from 0 to 200% of the initial target amount. At the low and high end of this range, if the Company’s actual three-year average operating income performance is less than 75% of our annual operating plan goals, then the PSU pay-out will be 0%, however if the three-year average performance is at or above 125% of our annual operating plan goals, then the PSU pay-out will be at 200% of the initial target amount. Our PSU awards are subject to the Company’s Claw-back Policy.

•

Restricted Stock Units (RSUs) are equity grants that are service-based, will vest in three equal installments (specifically on the first, second and third anniversaries of the date of grant), and are generally subject to the executive’s continued employment with the Company. Each RSU represents a right to receive one share of our Common Stock upon vesting.

When issuing annual LTI awards, we equally divide the value of our LTI grants among PSUs and RSUs and calculate the number of RSUs or PSUs awarded to the named executive officer by dividing the total dollar value of LTI compensation granted to the officer by the closing price of our Common Stock on the grant date (usually in March of the grant year). All outstanding RSUs and PSUs are credited with dividend equivalents that are payable in cash when the related units vest. The primary purpose of crediting dividend equivalents on LTI awards is to align the participant with the value of being a stockholder over the course of the vesting period, but only to the extent the award vests.

In March 2016 we issued LTI awards to Messrs. Wolstencroft, Rajagopalan, Pehlke, and Beard with half of their LTI awards issued as PSUs and the other half issued as RSUs. For Mr. Price, 100 percent of his LTI award was issued as RSUs. Mr. Wolstencroft’s LTI opportunity was equal to 200 percent of base salary; Messrs. Rajagopalan, Pehlke and Beard’s LTI opportunity was equal to 100 percent of base salary; for Mr. Price it was 50 percent of base salary, but was further pro-rated to represent one-fourth of the year in alignment with the fourth quarter acquisition of Co Company. The LTI awards granted in March 2016 were granted above target as a result of the Company’s strong performance in 2015. See the 2016 Grants of Plan-Based Awards Table on page 30 for more details on the equity grants that our HRCC approved. The following is a summary of the LTI awards issued in 2016.

Named Executive Officer	Actual LTI Value*	# 2016-2018 PSUs	# RSUs
Tracy R. Wolstencroft	$1,912,496	40,297	40,297
Krishnan Rajagopalan	$1,299,976	27,391	27,391
Colin Price	$44,399	0	1,871
Richard W. Pehlke	$599,990	12,642	12,642
Stephen W. Beard	$562,496	11,852	11,852

*	LTI Value is allocated as follows: 50 percent to PSUs and 50 percent to RSUs. This allocation was not applicable to Mr. Price for the LTI awards made in March 2016 and he only received RSUs.

The LTI targets for all of our outstanding PSUs are discussed in more detail below, and were based on our HRCC’s review of publicly disclosed data for our 2016 peer group for each position and internal pay equity considerations, as well as the Chief Executive Officer’s recommendations and a review of individual performance and potential.

2016-2018 Performance Stock Units.    Our 2016 PSUs issued to Messrs. Wolstencroft, Rajagopalan, Pehlke, and Beard vest over a three-year period, are subject to target goals for the Company’s average operating income over the 2016 through 2018 fiscal years, and will be paid in 2019. The number of shares eventually earned and paid to our named executive officers (if any) will be based on a graduated scale ranging from 0 to 200% of the initial target amount, depending on the Company’s three-year actual average operating income relative to our annual operating plan goals for that period. The Company did not achieve the operating income goals for 2016.

Based on the Company’s 2017 operating plan, our HRCC established future operating income goals in the beginning of 2017. After the end of the three-year period, the target number of PSUs may be adjusted based on the average operating income (expressed as a percentage of the Company’s target operating income goals) for each annual performance period as follows:

Average Percentage of Operating Income Goals	Percentage of Target PSUs Vesting
125% or More	200% (Maximum)
100%	100% (Target)
75%	50% (Threshold)
Less than 75%	0%

We set performance goals for our PSUs using a three-year average performance approach because:

•	Alignment between operating goals and executive performance, as well as named executive officer accountability, is maximized;

•	This approach better enables us to focus on the necessary strategic goals;

•	Final awards are based on average performance over a three-year period, which provides greater focus on sustained long-term results.

2015-2017 Performance Stock Units.    Our 2015 PSUs issued to Messrs. Wolstencroft, Rajagopalan, Pehlke, and Beard will vest over a three-year period, will be subject to target goals for the Company’s average operating income over the 2015 through 2017 fiscal years, and will be paid in 2018. The number of shares eventually earned and paid to our named executive officers (if any) will be based on a graduated scale ranging from 0 to 200% of the initial target amount, depending on the Company’s three-year actual average operating income relative to our annual operating plan goals for that period. The Company achieved the operating income goals for 2015, but not 2016. Depending on results for 2017, the award may vest at 100% or above or below target for the three-year performance period. After the end of the three-year period, the target number of PSUs may be adjusted based on the average operating income (expressed as a percentage of the Company’s target operating income goals) for each annual performance period as noted above in the discussion of 2016-2018 Performance Stock Units.

2014-2016 Performance Stock Units.    In March 2014, we granted PSUs to Messrs. Wolstencroft, Pehlke, and Beard, who were named executive officers at the time. The 2014 PSUs vested over a three-year period and were subject to target goals for the Company’s average operating income over the 2014 though 2016 fiscal years, and were paid in 2017 at 114.5% of the initial target amount. The Company exceeded its operating income goals for 2014 and 2015, but not 2016. This resulted in the pay-out in excess of the initial target amount. 2014 PSUs were not issued to Messrs. Rajagopalan and Price as they were not named executive officers at the time of grant.

Special 2016 Compensation Components – Krishnan Rajagopalan

For 2016, Krishnan Rajagopalan, Executive Vice President and Managing Partner, Executive Search, received a discretionary cash bonus in the amount of $500,000. This award reflects the special contributions he made during the year to business development and the expansion of the global executive search business and the significant amount of time he spent in the market leading teams of consultants on searches. As an executive officer, he does not participate in the search consultant compensation plan.

Stock Ownership Guidelines.    To enhance the alignment of named executive officers’ interests with that of stockholders, we maintain stock ownership guidelines. Each new executive officer has five years from the date he or she first becomes subject to the guidelines to achieve a stock ownership level equal to a multiple of base salary. The stock ownership guidelines for our named executive officers are as follows:

•	Chief Executive Officer: five times base salary

•	Other Named Executive Officers: two times base salary

In determining compliance with these guidelines, we include both direct stock ownership and RSU grants, but do not consider PSUs. Each of the named executive officers subject to the policy either satisfied the stock ownership guidelines or is on track to do so within the requisite five-year period.

Perquisites and Other Personal Benefits

We provide our named executive officers with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance and participation in our 401(k) plan. The named executive officers are also reimbursed for expenses incurred for an annual physical examination, for financial planning services (maximum reimbursement for financial planning is $1,080 per year or $3,150 if expenses are incurred for the first time), and business club memberships. All business club memberships are offered to executives on the same scale and terms as those for our executive search consultants.

Other Executive Compensation Arrangements

We have adopted other executive compensation arrangements, including our Change in Control Severance Plan (CIC Plan), designed to retain executives in a period of uncertainty; our Management Severance Pay Plan (Severance Plan), designed to provide financial assistance to executives following termination of employment; and employment agreements with each named executive officer. The material terms and conditions of these plans and agreements are summarized below.

“Double-Trigger” CIC Plan.    We maintain a CIC Plan for certain of our executives, including the named executive officers. The CIC Plan provides severance benefits to the executive if his or her employment is terminated by us without “cause”, or if he or she terminates employment with us for “good reason” (each term as defined in the CIC Plan), within two years after a change in control of the Company (or within six months prior to a change in control of the Company if such termination is effected prior to, but in anticipation of, the change in control). The severance benefits payable to the named executive officers under the CIC Plan, as well as other material terms and conditions, are described in detail under the section entitled Contingent Payments on page 36.

We believe that the protection and benefits provided by the CIC Plan motivate our executives to act in the best interests of our stockholders by removing the distraction of post-change of control uncertainties faced by the executive officers with regard to their continued employment and compensation. Change in control protection for executives is also prevalent in the competitive environment in which we operate. The CIC Plan also contains restrictive covenants that prohibit the executives from competing and soliciting clients and employees for a certain period of time following a termination of employment.

Severance Plan.    The Severance Plan provides severance benefits to select employees, including the named executive officers. Benefits are paid to an eligible employee who is involuntarily terminated by us for other than cause (as defined in the Severance Plan). Benefits are not available if the termination is due to voluntary resignation, leave of absence, retirement, death or disability. If the termination is due to the employee’s transfer to an unaffiliated business, the sale of the stock or assets of the Company or the outsourcing of a division, department, business unit or function, severance benefits will be provided only if the employee has not been offered employment with the successor entity. The severance benefits payable to the named executive officers under the Severance Plan, as well as other material terms and conditions, are described in detail under the section entitled Contingent Payments on page 36.

Employment Agreements

Below is a summary of the material terms and conditions of the employment agreements we have in place with our named executive officers as of December 31, 2016.

Tracy R. Wolstencroft.    In February 2014, the Company entered into an employment agreement with our President and Chief Executive Officer, Tracy R. Wolstencroft, under which he receives:

•	An annual base salary of $850,000 per year subject to annual review but no decrease.

•	An annual cash bonus target opportunity under our MIP equal to 125% of his base salary, subject to the attainment of certain performance goals established annually by the HRCC.

•

An annual equity award target opportunity equal to 200% of his base salary, issued as a combination of PSUs and RSUs, subject to the attainment of certain performance goals established annually by the HRCC.

Mr. Wolstencroft participates in the MIP at the Tier I level, the CIC Plan and Severance Plan at the Tier I level and our equity programs and our benefit plans at the same level as other senior executives. The agreement provides for severance payable upon termination without cause or resignation for good reason, as well as customary restrictive covenants in favor of the Company. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Krishnan Rajagopalan.    In April 2015, the Company entered into an employment agreement with Mr. Rajagopalan in connection with his service as Head of Global Practices. Under this agreement the Company will pay Mr. Rajagopalan a base salary of $650,000 per year. Mr. Rajagopalan participates in the MIP at Tier I with a target bonus opportunity equal to 150% of base salary for the fiscal year; the CIC Plan and Severance Plan at the Tier I level; our equity programs; and our benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Colin Price.    In January 2017, the Company entered into an employment agreement with Mr. Price in connection with his services as Managing Partner-Leadership Consulting. The agreement covers the period from January 1, 2016. Under this agreement, the Company will pay Mr. Price a base salary of $387,435 (£350,000) per year. Mr. Price participates in the MIP at Tier 1 with a target bonus opportunity equal to 150% of base salary for the fiscal year; the CIC Plan and Severance Plan at Tier 1 level; our equity programs; and our benefit plans at the same level as other executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Richard W. Pehlke.    On August 15, 2011, Mr. Pehlke was appointed as our Executive Vice President and Chief Financial Officer. Mr. Pehlke’s letter agreement provides that he is eligible to receive an annual base salary of $400,000 for 2016, participation in the MIP at Tier I with a target bonus opportunity equal to 100% of base salary for the fiscal year, participation in the CIC Plan and Severance Plan at the Tier I level, participation in our equity programs, and participation in our benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Stephen W. Beard.    On February 11, 2011, we entered into an employment agreement with Mr. Beard, our Executive Vice President, General Counsel, Secretary and Chief Administrative Officer. This agreement was amended and restated on May 18, 2011. Under this agreement Mr. Beard’s annual base salary for 2016 was $375,000. His salary is subject to annual review (but no decrease), participation in the MIP at Tier I with a target bonus opportunity equal to 100% of base salary for the fiscal year, participation in the CIC Plan and Severance Plan at the Tier I level, participation in our equity programs, and participation in our benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Claw-back Policy

We have a Claw-back Policy which is intended to comply with the SEC’s rules regarding the recoupment of executive compensation (i.e., claw-backs) under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the Sarbanes-Oxley Act of 2002 requirements. This policy will be applied to all applicable incentive compensation for our named executive officers and will enable the Company to take the steps necessary to recoup executive compensation when warranted.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deduction that a publicly held corporation is allowed for compensation paid to the chief executive officer and the other three most highly compensated executive officers other than the chief financial officer. Amounts in excess of $1 million paid to a covered executive, other than performance-based compensation, cannot be deducted. We consider ways to maximize the deductibility of executive compensation but reserve the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible in the United States. We have taken appropriate steps, including obtaining stockholder approval, with the intention of enabling stock options and performance-based awards made pursuant to the 2012 GlobalShare Plan and annual incentives under the MIP to be fully deductible where consistent with our compensation strategy.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the last three fiscal years, and only reflects information for those years in which the officer was determined to be a “named executive” of the Company.

Name & Principal Position	Year	Salary ($) (1)		Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Tracy R. Wolstencroft	2016	850,000		—	1,912,496	—	1,030,625	—	3,793,121
President & Chief Executive Officer	2015	850,000		—	1,700,000	—	1,187,344	—	3,737,344
	2014	779,167		—	5,692,500	—	1,005,612	—	7,477,279

Krishnan Rajagopalan	2016	650,000		500,000	1,299,976	—	1,014,000	—	3,463,976
EVP, Executive Search	2015	650,000		20,000	162,502	—	726,375	—	1,558,877

Colin Price	2016	387,435	(7)	—	44,399	—	604,258	—	1,036,002
EVP, Leadership Consulting		—		—	—	—	—	—	—

Richard W. Pehlke	2016	400,000		—	599,990	—	360,000	—	1,359,990
Chief Financial Officer	2015	400,000		—	399,988	—	447,000	13,234	1,260,222
	2014	400,000		—	375,000	—	428,000	—	1,203,000

Stephen W. Beard	2016	375,000		—	562,496	—	390,000	11,330	1,338,826
General Counsel, Chief	2015	375,000		—	374,978	—	419,063	13,034	1,182,075
Administrative Officer and Secretary	2014	375,000		—	350,006	—	401,250	—	1,126,256

(1)	Amounts reflect base salary paid in the year pursuant to employment agreements. For Mr. Wolstencroft, the 2014 Salary amount reflects payment of his salary from his initial date of employment with the Company on February 3, 2014. For Mr. Rajagopalan, the Salary amount for 2015 excludes $56,250 for October through December of 2014 under his contract as Head of Global Practices that was not put into effect until April 2015. Mr. Price became a named executive officer in 2016.

(2)	For Mr. Rajagopalan, the 2016 Bonus reflect the payment of a discretionary cash bonus. For Mr. Rajagopalan, the 2015 Bonus reflects the payment of the CEO Special Award, a discretionary cash bonus, paid in April 2015.

(3)	This column reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The fair values of the RSUs and the target number of PSUs were based on the closing price of the common stock on the grant date.

(4)

Amounts reflect annual Long-Term Incentive equity awards granted under our GlobalShare Plan in a combination of PSUs and RSUs. For Mr. Wolstencroft, the 2014 Stock Award amount reflects: (i) a recruiting award issued on February 3, 2014 consisting of 125,000 time vesting RSUs that will vest in three equal annual installments and 125,000 PRSUs that will vest after the 2nd grant date anniversary contingent upon specified stock price increases; and (ii) annual Long-Term Incentive equity awards granted under our GlobalShare Plan in a combination of PSUs and RSUs. The 125,000 PRSUs issued to Mr. Wolstencroft have vested in full because he has achieved all of the specified stock price increases from $15.97 and the waiting period through the 2nd anniversary of the grant date has passed.

(5)	The Non-Equity Incentive Plan Compensation amounts in this column reflect our annual Short-Term Incentive MIP awards for 2016. The performance goals for the awards were established by the HRCC on February 8, 2016, final evaluation of those performance goals was determined on March 8, 2017 and awards were initially paid in March 2017. With respect to each award, 85% was paid in full March 2017 and the remaining 15% was mandatorily deferred and will be paid in cash ratably over three years. These awards are discussed in further detail on page 22.

(6)	This column reflects all other compensation paid to the executive, including perquisites that have an aggregate value of $10,000 or more. For Mr. Pehlke, the amount for 2015 includes business club fees, parking and an annual physical examination. For Mr. Beard, (i) the amount for 2016 includes business club fees and parking; (ii) the amount for 2015 includes business club fees, parking and an annual examination.

(7)	Mr. Price’s compensation is paid in British sterling. The exchange rate used to express his compensation in U.S. dollars is 1.10670 (i.e. 1 British pound is equal to 1.10670 U.S. dollars).

2016 GRANTS OF PLAN-BASED AWARDS TABLE

The table below sets forth certain information with respect to awards that were granted during the fiscal year ended December 31, 2016 for each named executive officer.

Name & Principal Position	Grant Date	Date of HRCC Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tracy R. Wolstencroft	9-Mar-16(1)		531,250	1,062,500	1,593,750	—	—	—	—		—	—	956,248
President and Chief Executive Officer	9-Mar-16(2)	8-Feb-16	—	—	—	0	40,927	80,594	40,297		—	—	956,248

Krishnan Rajagopalan	9-Mar-16(1)	8-Feb-16	487,500	975,000	1,425,000	—							649,988
Executive Vice President, Executive Search	9-Mar-16(2)		—	—	—	0	27,391	54,782	27,391		—	—	649,988

Colin Price	9-Mar-16(1)	8-Feb-16	290,509	581,018	871,526	—	—	—	—		—	—	0
Executive Vice President, Leadership Consulting	9-Mar-16(2)		—	—	—	0	0	0	1,871	(7)	—	—	44,399

Richard W. Pehlke	9-Mar-16(1)	8-Feb-16	200,000	400,000	600,000	—	—	—	—		—	—	299,995
Chief Financial Officer	9-Mar-16(2)		—	—	—	0	12,642	25,284	12,642		—	—	299,995

Stephen W. Beard	9-Mar-16(1)	8-Feb-16	187,500	375,000	562,500	—	—	—	—		—	—	281,248
General Counsel, Chief Administrative Officer & Secretary	9-Mar-16(2)		—	—	—	0	11,852	23,704	11,852		—	—	281,248

(1)	The amounts in this row reflect (i) a Non-Equity Incentive Plan Award representing our annual Short-Term Incentive MIP awards for 2016 as established by the HRCC on February 8, 2016.

(2)	The amounts in this row include awards granted on March 9, 2016 consisting of: (i) an Equity Incentive Plan Award representing an annual Long-Term Incentive PSU award issued under our 2012 GlobalShare Plan that will vest (if at all) after a three-year performance period; and (ii) an All Other Stock Award representing an annual Long-Term Incentive RSU award issued under our 2012 GlobalShare Plan that will vest in three equal installments on each grant date anniversary subject to his continued employment with the Company.

(3)	With respect to our Non-Equity Incentive Plan Awards representing our annual Short-Term Incentive MIP awards, the performance goals were established by the HRCC on February 8, 2016, the final evaluation of those performance goals was determined on March 8, 2017 and the initial payments for those awards were made in March 2017. The amounts in the table reflect the range of potential MIP award payouts which may be as little as zero and as high as 150 % of Target. If the performance goals based on Company financial performance are not met at the threshold level (which would provide a payment equal to 50% of target), the amount (if any) payable under the MIP with respect to that component is at the discretion of our HRCC. The amounts actually paid under the MIP for 2016 appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 29.

(4)	With respect to our Equity Incentive Plan Awards representing our annual Long-Term Incentive PSU award issued under our 2012 GlobalShare Plan, the awards are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at their target number of shares. Upon vesting, the recipients will receive anywhere from 0% to 200% of the target number of shares based on actual company performance over the performance period. The unvested PSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the PSUs vest.

(5)	With respect to our All Other Stock Awards representing our annual Long-Term Incentive RSU award issued under our 2012 GlobalShare Plan, the awards are service-based equity awards that vest in three equal installments (the first, second and third anniversaries of the date of grant), generally subject to the executive’s continued employment with the Company. All unvested RSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the RSUs vest.

(6)	Reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The fair value of the RSUs is based on the closing price of the common stock on the grant date. The fair value of the target number of PSUs was estimated based on our closing stock price on the grant date; the ultimate number and value of PSUs earned over the performance period from January 1, 2016 through December 31, 2018 will depend on our average percentage of Operating Income achieved relative to target Operating Income goals and the price of our stock at vesting.

(7)	With respect to Mr. Price, 100 percent of his LTI award was issued as RSUs. The award was prorated to represent one-fourth of the year in alignment with the acquisition of Co Company in the fourth quarter of 2015. Mr. Price become a named executive officer in January 2016. His target compensation includes a mix of RSUs and PSUs.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below includes certain information with respect to restricted stock units and performance stock units previously awarded to the named executive officers that were outstanding as of December 31, 2016. The market value of each award was determined using our closing stock price on December 30, 2016 (the last trading day of 2016), $24.15. No stock options were outstanding as of December 31, 2016.

Name and Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
Tracy R. Wolstencroft	125,000	(3)	$3,018,750	43,257	(7)	$1,044,657
President and Chief	14,419	(4)	$348,219	35,956	(8)	$868,337
Executive Officer	23,971	(5)	$578,900	40,927	(9)	$973,173
	40,297	(6)	$973,173

Krishnan Rajagopalan	2,292	(5)	$55,352	3,437	(8)	$83,004
EVP, Executive Search	27,391	(6)	$661,493	27,391	(9)	$661,493

Colin Price	1,871	(6)	$45,185
EVP, Leadership Consulting

Richard W. Pehlke	3,181	(4)	$76,281	9,542	(7)	$230,439
Chief Financial Officer	5,640	(5)	$136,206	8,460	(8)	$204,309
	12,642	(6)	$305,304	12,642	(9)	$305,304

Stephen W. Beard	2,969	(4)	$71,701	8,906	(7)	$215,080
General Counsel, Chief	5,288	(5)	$127,705	7,931	(8)	$191,534
Administrative Officer and Secretary	11,852	(6)	$286,226	11,852	(9)	$286,226

(1)	The market value of the stock awards was determined using our closing stock price on December 30, 2016 (the last trading day of 2016), $24.15.

(2)	The market value of the equity incentive plan awards was determined using our closing stock price on December 30, 2016 (the last trading day of 2016), $24.15.

(3)	Consists of a one-time recruiting award issued on February 3, 2014 consisting of 125,000 time vesting RSUs that will vest in three equal annual installments, beginning on the third anniversary of the date of grant.

(4)	Consists of RSUs granted on March 7, 2014. The RSUs vest on March 7, 2017.

(5)	Consists of RSUs granted on March 9, 2015. The RSUs vest one-half each on March 9, 2017 and March 9, 2018.

(6)	Consists of RSUs granted on March 9, 2016. The RSUs vest in three equal installments (the first, second and third anniversaries of the date of grant), generally subject to the executive’s continued employment with the Company.

(7)	Consists of the unvested portion of PSUs granted on March 7, 2014 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

(8)	Consists of the unvested portion of PSUs granted on March 9, 2015 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

(9)	Consists of the unvested portion of the PSUs granted on March 9, 2016 which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

2016 OPTION EXERCISES AND STOCK VESTED TABLE

The table below includes certain information with respect to the vesting of restricted stock units for the named executive officers during the fiscal year ended December 31, 2016. There are no outstanding stock options for our named executive officers.

	Stock Awards
Name & Principal Position	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Tracy R. Wolstencroft	151,404	3,665,603
President and Chief Executive Officer

Krishnan Rajagopalan	1,145	27,171
Executive Vice President, Executive Search

Colin Price	0	0
Executive Vice President, Leadership Consulting

Richard W. Pehlke	28,915	686,954
Chief Financial Officer

Stephen W. Beard	26,998	641,410
General Counsel, Chief Administrative Officer and Secretary

(1)	The amounts reflect the number of RSUs converted into common shares on a one-for-one basis from grants issued in 2013, 2014 and 2015. In connection with the vesting of shares in this column, related dividend equivalents were paid to each executive officer other than Mr. Price in the amount of $151,228 for Mr. Wolstencroft; $595 for Mr. Rajagopalan; $40,520 for Mr. Pehlke; and $37,824 for Mr. Beard.

(2)	The amounts reflect the pre-tax value of the number of RSUs vesting multiplied by the closing market price of our stock on the date of vesting. In those cases where the date of vesting falls on a weekend or holiday, the closing market price of the stock on the next business day is used.

PENSION BENEFITS

Pension benefits are not provided to any of our named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to our U.S. Employee Deferred Compensation (EDC) Plan, each named executive officer (based in the U.S. only) may defer up to 25% of his or her base salary not to exceed $500,000 per year and up to 25% of his or her cash incentive compensation not to exceed $500,000 per year. The purpose of the EDC Plan is to facilitate future wealth creation and individual financial planning by deferring payments earned today to the future.

A participant completes an election form at the time he or she enrolls in our EDC Plan and chooses from investment funds offered by the EDC Plan Administrator. We do not contribute to the amount deferred nor do we provide above market rates on the investment funds. The Administrator calculates the earnings for the funds selected for each participant’s account. A participant makes distribution elections on the enrollment form and can elect to receive his or her distributions on either a date specified in the future (as long as it is at least three years from the effective date that contributions begin) or upon termination. A participant can also elect to receive his or her distributions in either a lump sum or in installments (over five, ten or fifteen years) paid quarterly and/or on a declining balance approach.

In 2016, none of the named executive officers participated in, or had an account balance under our EDC.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

We provide certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment following a change in control of the Company. Certain benefits are in addition to the benefits to which the employee would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, equity-based awards that are vested as of the date of termination, and the right to continued medical coverage pursuant to COBRA). These incremental benefits as they pertain to the named executive officers are described below.

CIC Plan

All named executive officers are participants under the CIC Plan. The CIC Plan provides severance benefits to the executive if he or she is terminated by us without cause, or if the executive terminates his or her employment with us for good reason, within two years of a change in control of the Company (or within six months prior to a change in control of the Company if such termination is effected prior to, but in anticipation of, the change in control). The following benefits are to be provided under the CIC Plan to a participant upon a qualifying termination of employment:

•	Salary and other compensation earned but not paid as of the termination date, including any unpaid bonus and earned but unused vacation time.

•	A prorated bonus payment equal to the participant’s annual target bonus under the MIP as of the date immediately prior to the change in control (the “bonus amount”).

•	A lump sum payment equal to the sum of the participant’s base salary (the highest annual rate during the preceding 12 months) and annual target bonus amount multiplied by a factor of:

•	2.5 for the Chief Executive Officer.

•	2.0 for any participant in a Tier I position, which includes all other named executive officers.

•

Double trigger accelerated vesting of unvested stock awards (PSUs vest at the greater of target level or the number that would be achieved based on performance) after a change in control if the CIC Plan participant’s employment is terminated for certain reasons within the two-year period beginning on the date of a change in control.

•	Continuation of health, dental and/or vision benefits for up to one year at no additional cost to the participant with the same terms in effect immediately prior to the termination date.

•	Reimbursement of reasonable legal fees incurred by the participant in enforcing in good faith his or her rights under the CIC Plan (unless the participant was terminated for cause).

•

The CIC Plan does not provide an excise tax gross-up, but instead permits all participants to either elect to have their parachute payments reduced to ensure no excise tax liability or to receive the full amount of parachute payments and be responsible for paying all related excise taxes, interest and penalties.

The CIC Plan contains restrictive covenants that prohibit the participant, for a period of time, from working on the accounts of certain clients, with respect to which he or she had significant involvement, providing services to competitors, or soliciting or hiring employees or employee candidates of the Company. In order to receive benefits under the CIC Plan, the participant must waive his or her right to receive any severance benefits he or she is entitled to receive under any other Company severance plan or employment agreement to which we are a party.

For purposes of the CIC Plan:

•

“Cause” means the executive’s (i) willful and continued failure to substantially perform his or her duties that is not cured after notice from us (other than a failure due to a physical or mental condition), or (ii) willful misconduct that is materially injurious to us.

•

“Good reason” means the occurrence of one of the following events without the executive’s written consent: (i) the assignment to the executive of duties inconsistent with, or a reduction in his or her responsibilities or functions associated with, his or her position immediately prior to the change in control; (ii) a reduction in the executive’s base salary or any failure to pay the executive any compensation within seven days of the due date for such payment; (iii) a change by 50 miles or more of the executive’s principal work location; (iv) a substantial change in the executive’s required business travel; (v) our failure to continue substantially similar benefits under our welfare and fringe benefit plans, taking any action that adversely affects or reduces the executive’s benefits under such plans, or our failure to provide the executive with his or her accrued vacation days in accordance with our policy in effect immediately prior to the change in control; (vi) the failure to provide the executive with the bonus and long term incentive opportunity available immediately prior to the change in control; (vii) a material increase in the executive’s working hours; or (viii) the failure of any successor to the Company to assume the obligations under the CIC Plan.

•

“Change in control” means (i) a person’s acquisition of more than 30% of the voting power of our outstanding securities; (ii) during any 24 month period, the incumbent board members, and generally any new directors elected by at least 2/ 3 of the incumbent or previously approved board members, cease to constitute a majority of the board; (iii) a merger or consolidation of the Company (other than a merger or consolidation that (A) results in our outstanding voting securities continuing to represent more than 66 2/3% of the combined voting power of the outstanding securities immediately after the transaction, or (B) after which no person holds 30% or more of the combined voting power of the outstanding securities immediately after the transaction); (iv) a complete liquidation, or a sale of substantially all of the assets, of the Company; or (v) any other event that the Board determines to be a change in control. A change in control does not include any of the above events if after such event we cease to be subject to Section 13 or 15(d) of the Securities Exchange Act and no more than 50% of the outstanding stock is owned by any entity subject to such requirements, or our executive officers own 25% or more of the then outstanding common stock or 25% or more of the combined voting power of the outstanding voting securities.

Severance Plan

The Severance Plan provides severance benefits to select employees. Benefits are not available if the termination is due to voluntary resignation, leave of absence, retirement, death or disability. If the termination is due to the employee’s transfer to an unaffiliated business, the sale of the stock or assets of the Company or the outsourcing of a division, department, business unit or function, severance benefits will be provided only if the employee has not been offered employment with the successor entity. An employee’s receipt of severance benefits is conditioned on his or her execution of a release. The severance benefit payable to a participant is equal to the sum of the participant’s base salary rate in effect on the date of termination and target bonus amount multiplied by a factor of:

•	2.0 for the Chief Executive Officer;

•	1.5 for any Tier I MIP participant (other than the Chief Executive Officer), which includes each of the other named executive officers.

The severance benefits will be paid to the participant in equal installments over the severance period in accordance with applicable payroll procedures, beginning no later than 30 days after the participant delivers an executed release. In addition, the Severance Plan includes six-month non-solicitation and non-compete provisions that apply to the extent the participant is not already subject to such restrictions pursuant to another agreement with us.

Bonus, Restricted Stock Unit, Performance Stock Unit and Bonus Cash Deferral Retirement Policy

We maintain a Bonus, Restricted Stock Unit, Performance Stock Unit and Bonus Cash Deferral Retirement Policy (Retirement Policy). Under the Retirement Policy, an employee is eligible for retirement if all three of the following criteria have been met:

•	Age 55 or older on the date of retirement;

•	Combined age and years of service add up to at least 70 on the date of retirement; and

•	Notification of the intent to retire is made no later than October 15th of the fiscal year before the year of actual retirement.

Our Retirement Policy allows for the continued vesting of RSUs, PSUs, and bonus cash deferrals, and the payment of the annual incentive, if any, that would have been payable in the year of retirement even if the employee retires prior to the actual date of payment. The HRCC amended the Retirement Policy in February 2017 to permit the continued vesting of PSUs on a going-forward basis.

None of the named executive officers were eligible for retirement under the Retirement Policy as of December 31, 2016.

2012 GlobalShare Plan

All employees are eligible to receive awards under our 2012 GlobalShare Plan. For purposes of the Plan, the definition of a change in control is the same as included in our CIC Plan.

All agreements with respect to awards of stock options, RSUs and PSUs granted under the 2012 GlobalShare Plan provide for immediate vesting of all outstanding awards in the event of a termination by reason of death or disability as defined under the Program. In such events, the PSUs would vest at target upon death or disability. The award agreements were amended in 2011 to provide that (i) after a change in control and an executive officer’s termination of employment for certain reasons within the two-year period beginning on the date of a change in control, the unvested awards immediately vest; and (ii) awards under agreements are subject to the Company’s Claw-Back Policy.

Bonus Deferrals

Management Incentive Plan.    As previously discussed under the section heading Annual Incentives above, 15 percent of each named executive officer’s earned MIP bonus for a particular year is mandatorily deferred and the deferred amount is then paid out equally over the following three years. In the event of a change in control, death or disability, such amounts would vest and be paid out in a single lump sum within 30 days. If an executive officer leaves prior to payment of any deferred MIP bonus amount, such amounts are forfeited.

Fee and Source of Business Plan (FSOB Plan).    Our consultants also must defer 15 percent of the annual bonus amounts earned under the Company’s FSOB Plan which is our compensation plan that covers all partners in a consultant role and provides a tiered payout based on the revenue credits earned by the consultant for both origination of new business and for execution of client service engagements. The deferred amount is then paid out equally over the following three years. If an executive officer leaves prior to payment of any deferred FSOB bonus amount, such amounts are forfeited.

The named executive officers had the following deferred amounts outstanding at December 31, 2016 under either our MIP or FSOB Plan:

	Outstanding Amount of Deferred Bonus Payout for:
Executive	2013	2014	2015	Total
Tracy R. Wolstencroft	$0	$100,562	$178,102	$278,664
Krishnan Rajagopalan	$92,514	$208,630	$108,956	$410,100
Colin Price	$0	$0	$14,940	$14,940
Richard W. Pehlke	$18,938	$42,800	$67,050	$128,788
Stephen W. Beard	$17,675	$40,125	$62,859	$120,659

Contingent Payments

The tables below show the additional benefits and payments to be made in the event of a termination by us without cause, resignation by the executive for good reason, termination by reason of death or long-term disability, or termination following a change in control of the Company, on December 30, 2016 (the last business day in fiscal 2016) for each of Tracy R. Wolstencroft, Krishnan Rajagopalan, Colin Price, Richard W. Pehlke, and Stephen W. Beard.

Tracy R. Wolstencroft

	Involuntary Termination Without Cause (1)		Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$1,700,000		—	$2,125,000
Management bonus	$2,125,000		—	$2,656,250
Prorated bonus	—		—	$1,062,500
Continued health coverage	$26,586	(2)	—	$19,751	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs (6)	—		$7,805,208	$7,805,208
Vesting of deferred MIP Bonuses (7)			$278,664	$278,664

Total	$3,851,586		$8,083,872	$13,947,373

Krishnan Rajagopalan

	Involuntary Termination Without Cause (1)		Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$975,000		—	$1,300,000
Management bonus	$1,462,500		—	$1,950,000
Prorated bonus	—		—	$975,000
Continued health coverage	$27,850	(2)	—	$19,282	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs (6)	—		$1,461,341	$1,461,341
Vesting of deferred Fee/SOB Bonuses (7)	—		$269,100	$269,100
Vesting of deferred MIP Bonuses (7)			$141,000	$141,000

Total	$2,465,350		$1,871,441	$6,115,723

Colin Price

	Involuntary Termination Without Cause (1)	Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$581,018	—	$774,690
Management bonus	$871,527	—	$1,162,036
Prorated bonus	—	—	$581,018
Continued health coverage	—	—	$—
Vesting of unexercisable stock options	—	—	—
Vesting of outstanding RSUs and PSUs (6)	—	$45,185	$45,185
Vesting of deferred MIP Bonuses (7)		$14,940	$14,940

Total	$1,452,545	$60,125	$2,577,869

Richard W. Pehlke

	Involuntary Termination Without Cause (1)		Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$600,000		—	$800,000
Management bonus	$600,000		—	$800,000
Prorated bonus	—		—	$400,000
Continued health coverage	$18,557	(2)	—	$14,004	(5)
Vesting of unexercisable stock options	—		—	—
Vesting of outstanding RSUs and PSUs (6)	—		$1,258,384	$1,258,384
Vesting of deferred MIP Bonuses (7)	—		$128,788	$128,788

Total	$1,218,557		$1,387,172	$3,401,176

Stephen W. Beard

	Involuntary Termination Without Cause (1)		Death or Long-Term Disability (3)	Termination following a Change in Control (4)
Base salary	$562,500		—	$750,000
Management bonus	$562,500		—	$750,000
Prorated bonus	—		—	$375,000
Continued health coverage	$26,516	(2)	—	$19,706	(5)
Vesting of unexercisable stock options	—		$1,178,472	—
Vesting of outstanding RSUs and PSUs (6)	—		—	$1,178,472
Vesting of deferred MIP Bonuses (7)	—		$120,659	$120,659

Total	$1,151,516		$1,299,131	$3,193,837

(1)	Reflects amounts payable under the Severance Plan.

(2)	Reflects both the individual and Company-paid premiums for such coverage.

(3)	The immediate vesting of the equity awards upon termination due to death or disability is a benefit provided under all of the executives’ outstanding equity agreements. In addition, the executive will receive the deferred portion of his MIP and Fee/SOB bonuses.

(4)	The amounts payable under the CIC Plan.

(5)	Reflects only the Company-paid premiums for such coverage.

(6)	The amounts are equal to the closing stock price on December 31, 2016 ($24.15) multiplied by the number of outstanding unvested RSUs and target PSUs.

(7)	Vesting of the deferred portion of the 2013, 2014 and 2015 MIP and Fee/SOB bonuses is accelerated upon death, disability or change in control.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this Proxy Statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

Jill Kanin-Lovers (Chair)

Elizabeth L. Axelrod

Clare M. Chapman

V. Paul Unruh

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is responsible for providing general oversight of the Company’s financial accounting and reporting processes, selection of critical accounting policies, and the Company’s system of internal controls. The Audit and Finance Committee is presently comprised of five directors, Messrs. Fazio, Logan, Mesdag, and Unruh and Ms. Kanin-Lovers, each of whom is independent within the meaning of the Company’s Director Independence Standards and the applicable Nasdaq Rules. The Board of Directors has determined that John A. Fazio, Lyle Logan, Willem Mesdag, and V. Paul Unruh are “audit committee financial experts” as defined in the SEC Rules. During 2016, the Audit and Finance Committee met eight times.

As part of its oversight of the Company’s financial statements, the Audit and Finance Committee reviews and discusses with both management and its independent registered public accounting firm, KPMG LLP, all annual and quarterly financial statements prior to their issuance. The Audit and Finance Committee reviews key initiatives and programs aimed at strengthening the effectiveness of the Company’s disclosure control structures; including its internal controls, as well as providing oversight of the Company’s risk management protocols.

The Audit and Finance Committee reviewed and discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) and approved by the SEC. The Audit and Finance Committee has also received the written disclosures and the letter from KPMG LLP, required by applicable requirements of the PCAOB, regarding KPMG LLP’s communications with the Audit and Finance Committee concerning independence, and has discussed with KPMG LLP the firm’s independence from the Company.

The Audit and Finance Committee’s meetings generally included executive sessions with KPMG LLP and with the Company’s Internal Audit function which has been outsourced to PricewaterhouseCoopers since March 2013, in each case without the presence of management, to raise and discuss any issues they may have about the financial statements and the adequacy and proper functioning of the Company’s internal and disclosure control systems and procedures.

In performing these functions, the Audit and Finance Committee acted and continues to act only in an oversight capacity on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including its systems of internal and disclosure controls. In its oversight role, the Audit and Finance Committee necessarily relies on the procedures, work and assurances of management. KPMG LLP has audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the Company’s financial position, results of operation and cash flows in conformity with generally accepted accounting principles in the U.S., and discussed any issues they believe should be raised with the Audit and Finance Committee.

During 2016, management documented, tested and evaluated the Company’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management and KPMG LLP kept the Audit and Finance Committee apprised of the Company’s progress at each regularly scheduled Audit and Finance Committee meeting. Management and KPMG LLP have each provided the Audit and Finance Committee with a report on the effectiveness of the Company’s internal controls. The Audit and Finance Committee has reviewed management’s and KPMG LLP’s assessment of the effectiveness of the Company’s internal controls included in the Annual Report on Form 10-K for the year ended December 31, 2016.

Based on the above mentioned reviews and discussions with management and its independent registered public accounting firm, the undersigned Audit and Finance Committee members recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016. The Audit and Finance Committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for 2017.

THE AUDIT AND FINANCE COMMITTEE

John A. Fazio (Chair)

Jill Kanin-Lovers

Lyle Logan

Willem Mesdag

V. Paul Unruh

AUDIT FEES

The Audit and Finance Committee has established a policy governing the engagement of the Company’s independent auditors for audit and non-audit services. Under this policy, the Audit and Finance Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors to assure that the provision of such services does not impair the auditor’s independence. The Audit and Finance Committee has delegated the authority to evaluate and approve audit and permissible non-audit fees and engagements up to $100,000 to the Audit and Finance Committee Chair. In this event, the Chair then presents a summary of the fees and services to the Committee at its next meeting. The independent auditor may not perform any non-audit service which independent auditors are prohibited from performing under the SEC Rules or the rules of the PCAOB. KPMG LLP did not perform any non-audit services in 2016.

At the beginning of each fiscal year, the Audit and Finance Committee reviews with management and the independent auditor the types of services that are likely to be required throughout the year. For each proposed service, the independent auditor provides documentation regarding the specific services to be provided. At that time, the Audit and Finance Committee pre-approves a list of specific audit related services that may be provided and sets fee limits for each specific service or project. Management is then authorized to engage the independent auditor to perform the pre-approved services as needed throughout the year, subject to providing the Audit and Finance Committee with regular updates. The Audit and Finance Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent auditor. The Audit and Finance Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

All services provided by KPMG LLP in 2016 were, and all services approved to be provided by KPMG LLP in 2017 will be, permissible under applicable laws and regulations.

Fee Category	2016	2015
Audit Fees (1)	$3,000,000	$2,400,789
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	$100,000	—

Total Fees	$3,100,000	$2,400,789

(1)	Fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the consolidated financial statements included in its Quarterly Reports on Form 10-Q, statutory audits required internationally and the audit of the Company’s internal controls over financial reporting.

(2)	Fees for assistance with the new Revenue Recognition standard.

ITEMS TO BE VOTED ON

Item 1—Election of Directors

The current term of office of all of the Company’s directors expires at the 2017 Annual Meeting. The Board proposes that all of the directors standing for reelection be re-elected for a term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director before the 2017 Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

If the seven directors standing for re-election are reelected to our Board, the average age of our Board will be 61.4 years old with an average tenure of 4.7 years of service on the Board. Approximately 43 percent of the Board will be women or minority directors with two women and one African-American serving on our Board.

Directors are elected by a majority of votes cast unless the election is contested, in which case Directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a Director exceeds the number of votes cast “against” the Director; abstentions are not counted either “for” or “against.” If an incumbent Director in an uncontested election does not receive a majority of votes cast for his or her election, the Director is required to submit a letter of resignation to the Chair of the Nominating and Board Governance Committee for consideration and that Committee will make a recommendation to the Board whether to accept or reject the resignation. The Board will consider the recommendation and publicly disclose its decision and the rationale behind it promptly.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of Directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Directors is counted.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Elizabeth L. Axelrod, 54, serves as Vice President, Employee Experience at Airbnb as of January 4, 2017. Previously, she served as the Senior Vice President, Human Resources for eBay Inc. from March 2005 to July 2015. Prior to her tenure at eBay, Ms. Axelrod served as the Chief Talent Officer for WPP PLC, a global communications services group where she was also an Executive Director, and as a partner at McKinsey & Company. She is co-author of The War for Talent, published by Harvard Business School Press in 2001. She has been a director of the Company since 2016.

Ms. Axelrod is a proven human resources executive with a professional services background. She is also a thought leader in talent management which is core to our business. Her innovative approach to talent management including the use of data analytics brings to the Board a perspective on the relationship between recruiting talent and commercial success. Ms. Axelrod also brings a digital mindset to our Board informed by her former role at eBay.

Richard I. Beattie, 78, has served as Senior Chairman of Simpson Thacher & Bartlett LLP, an international law firm, since January 1, 2013. From 2004 until December 31, 2012, Mr. Beattie was Chairman of Simpson Thacher & Bartlett, and from 1991 until 2004 he was Chairman of the Executive Committee of Simpson Thacher & Bartlett. Mr. Beattie has practiced law at the firm since 1968. Mr. Beattie served as the non-executive chair of the board of directors of Harley-Davidson, Inc. until his retirement from the board in May 2016 after more than twenty years of service. He currently serves on the board of directors of Evercore Partners, Inc.

Mr. Beattie’s extensive experience in public company board counseling and as an accomplished M&A and crisis management attorney, including serving as the chair of a large international law firm, has provided him with broad management expertise, extensive experience in the career development and retention of professional service employees and a deep understanding of corporate governance, regulatory, financial and legal matters.

Clare M. Chapman, 57, is retired. She is the former Group People Director of BT Group, one of the world’s leading communications services companies based in the UK and serving customers in 170 countries worldwide. Ms. Chapman served in this role from 2011 through 2015. Prior to this role, Ms. Chapman was the Director General of Workforce for the National Health Service and Social Care system where her responsibilities impacted more than 2.2 million healthcare employees in England. Previously, she was the Human Resources Director for Tesco PLC and Vice President of Human Resources for PepsiCo’s operations in continental Europe. Ms. Chapman also serves on the Board of Kingfisher PLC. She has been a director of the Company since 2016.

Ms. Chapman is regularly sought to speak and advise on corporate and national efforts to improve organization effectiveness and leadership capacity and has played a leading role in demonstrating the link between customer service and employee engagement. Ms. Chapman’s experience in human resources and organizational effectiveness and her international perspective are assets to our Board on a range of talent, leadership, and organizational matters.

Gary Knell, 63, has served as the President and Chief Executive Officer of the National Geographic Society since January 6, 2014. He also serves as a member of the Society’s board of trustees and is the Chair of the board of governors of the National Geographic Education Foundation. In 2016, Mr. Knell chaired the board of directors of National Geographic Partners, a joint venture with 21st Century Fox, and currently serves as a director. Prior to joining the Society as President and CEO, Mr. Knell served as President and Chief Executive Officer of National Public Radio, Inc. from December 2011 to October 2013. Mr. Knell served in various leadership capacities within media companies, including serving as the President and Chief Executive Officer of Sesame Workshop (formerly known as Children’s Television Workshop) from 2000 to November 2011, Chief Operations Officer of Children’s Television Workshop from 1998 to 2000, President and Managing Director of Manager Media International from 1996 to 1997 and Executive Vice President for Corporate Affairs at Children’s Television Workshop from 1989 to 1996. From 1982 to 1989, Mr. Knell headed Governmental, Business and Legal Affairs and served as Board Secretary for WNET/THIRTEEN. From 1978 to 1981, he was Counsel to the United States Senate Judiciary Subcommittee on Administrative Practice and Procedure and the Governmental Affairs Subcommittee on Intergovernmental Relations. From 1976 to 1977, he was the legal assistant to the Governor of California. Mr. Knell also serves on the board of directors of Common Sense Media. He has been a director of the Company since 2007.

Mr. Knell brings to our Board a wide range of experience in senior leadership positions in both the public and private sectors, including over 30 years of senior operations and executive management experience with Sesame Workshop and other media companies. In addition to his broad business skills and experience, executive leadership and global expertise and knowledge of complex business and legal matters, Mr. Knell also has significant experience in governmental affairs.

Lyle Logan, 57, has served as the Executive Vice President and Managing Director of the Global Financial Institutions Group for The Northern Trust Company since 2009. Mr. Logan has served in several leadership positions with Northern Trust during his career, including serving as Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments from 2005 through 2010; Head of Chicago Private Banking within Northern Trust’s Personal Financial Services unit from 2003 through 2005; and Senior Vice President and Personal Financial Services Manager for Northern Trust’s Midwest Region from 2000 through 2003. Mr. Logan is also the Chairman and CEO of The Northern Trust International Banking Corporation. Mr. Logan also serves on the boards of DeVry Education Group Inc., Chicago Children’s Memorial Hospital, and The Field Foundation. He has been a director of the Company since 2015.

In addition to his financial acumen and deep understanding of capital markets, Mr. Logan also brings significant experience as a client-facing leader in the financial services industry.

Willem Mesdag, 63, is the Founder and current Managing Partner of Red Mountain Capital Partners, an investment management fund based in Los Angeles, California, and established in 2005. Previously, he served as a Partner and Managing Director at Goldman Sachs & Co., and as a securities lawyer with Ballard, Spahr, Andrews & Ingersoll. Mr. Mesdag also serves on the board of directors of Encore Capital Group and Destination XL Group, Inc. He previously served on the boards of 3iGroup plc, Cost Plus, Inc., Nature’s Sunshine Products, Inc., and Skandia Group AB. Mr. Mesdag also serves on the board of trustees of the Aspen Music Festival and School and is a member of the Council on Foreign Relations. He has been a director of the Company since 2016.

Our Board benefits from Mr. Mesdag’s extensive experience in capital markets and corporate strategy. He also brings an investor’s perspective to the Board.

Tracy R. Wolstencroft, 58, has been our President and Chief Executive Officer since February 3, 2014, and a director since February 6, 2014. From 1994 until 2010, Mr. Wolstencroft served as a partner for Goldman Sachs & Co. (“Goldman”), concluding a twenty-five year career with the firm. During his service at Goldman, Mr. Wolstencroft served on the Firmwide Partnership Committee, the Investment Banking Operating Committee, and the Asia Management Committee. During his career, he led a wide range of businesses in the United States and abroad, including Investment Banking Services, Environmental Markets, Latin America, Public Sector and Infrastructure Banking, and Fixed Income Capital Markets. While living in Asia from 1998 to 2002, Mr. Wolstencroft was president of GS Singapore, co-head of investment banking in Japan, head of Asia financial institutions and a leader of Goldman’s strategy in China. He currently serves as a member of the board of trustees of the Brookings Institution, the National Geographic Society and the International Rescue Committee.

Through his day-to-day management of the Company as President and Chief Executive Officer, Mr. Wolstencroft enhances the Board’s understanding of important business developments and management’s implementation of the Company’s strategy and day-to-day operations.

Item 2—Ratification of Appointment of Independent Registered Public Accountants

The Audit and Finance Committee of the Board has concluded that the continued retention of KPMG LLP is in the best interests of the Company and its stockholders and appointed KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017. Services provided to the Company by KPMG LLP in fiscal 2016 are described in Audit and Finance Committee Report above. KPMG LLP has been the Company’s external auditor continuously since 2003. The Audit and Finance Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year. In addition to assuring regular rotation of the lead audit partner every five years as required by the SEC rules, one or more of the members of the Audit and Finance Committee meets with candidates for the lead audit partner and the committee discusses the appointment before the rotation occurs.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. In the event stockholders fail to ratify the appointment, the Board may reconsider this appointment. Even if the appointment is ratified, the Board, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and stockholders’ best interests.

Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

The Board recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal 2017.

Item 3—Advisory Vote to approve Executive Compensation

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory stockholder approval of the compensation of named executive officers as disclosed in the section of this proxy statement titled “Compensation of Executive Officers.” Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

The Board encourages stockholders to carefully review the Compensation of Executive Officers section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: (i) link pay with performance; (ii) be aligned with stockholder interests; (iii) support the execution of our business strategy; and (iv) attract, retain, and reward the best talent. To achieve these goals, our executive compensation programs are designed to:

•	Link compensation to stockholder value creation and the long-term profitable growth of the Company;

•	Be market competitive with the executive search, leadership advisory and other consulting firms, both public and private, with which we compete for executive talent;

•	Support our key business strategies, as well as our revenue and operating income growth objectives;

•	Be internally fair and equitable between executives;

•	Reflect an executive’s individual performance and career potential; and

•	Encourage Company stock ownership.

Although the vote is non-binding, the Board of Directors and the Human Resources and Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described on page 52) are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

The Board recommends a vote “FOR” the approval of the compensation of the named executive officers set forth herein.

Item 4—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Section 14A of the Securities Exchange Act requires us to submit a non-binding advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. Stockholders are being asked to vote on the following resolutions

“ RESOLVED, that the stockholders advise the Company to hold a stockholder advisory vote on the approval of the compensation of the Company’s named executive officers every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for one, two, or three based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

The Board of Directors recommends that stockholders approve continuing to hold the advisory vote on executive compensation every year. Most issuers hold votes every year, and this has been the Company’s practice for the past six years. As this is an advisory vote, the result will not be binding on the Company, the Board of Directors, or the Human Resources and Compensation Committee. However, the Board of Directors will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

Broker non-votes (as described on page 52) are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

The Board of Directors recommends a vote “FOR” the holding of advisory votes on executive compensation every year.

Other Matters

Management is not aware of any other matters that will be presented at the Annual Meeting, and the Company’s Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to the Company prior to March 27, 2017. However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their best judgment.

STOCK OWNERSHP INFORMATION

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Common Stock by each director, each individual named in the 2016 Summary Compensation Table on page 29, and our Directors and executive officers as a group, all as of March 31, 2017. Unless otherwise indicated, each person has sole voting and investment power with respects to the shares set forth in the following table.

Name (1)	Shares of Common Stock Beneficially Owned (2)(3)	Percent
Elizabeth L. Axelrod	6,154	*
Richard I. Beattie	44,505	*
Clare M. Chapman	6,154	*
John A. Fazio	46,266	*
Jill Kanin-Lovers	40,953	*
Gary E. Knell	41,308	*
Lyle Logan	6,154	*
Willem Mesdag	16,154	*
V. Paul Unruh	44,697	*
Tracy R. Wolstencroft	160,864	*
Stephen W. Beard	66,552	*
Richard W. Pehlke	61,491	*
Colin Price	330	*
Krishnan Rajagopalan	23,012	*
All Directors and executive officers as a group (16)	573,994	*

*	Represents holdings of less than one percent (1%).

(1)	The mailing address for each officer and director of the Company is 233 South Wacker Drive, Suite 4900, Chicago, Illinois 6060-6303.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of fully owned or earned Common Stock and Restricted Stock Units as well as shares of Common Stock issued pursuant to RSUs and stock options that are exercisable on March 31, 2017, or which will become exercisable within 60 days of that date or upon termination of a director’s service to the Board, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other stockholder.

(3)	The calculation of shares of Common Stock beneficially owned for our directors includes Common Stock equivalents in the form of fully earned RSUs that are owned by the director for which full consideration has been received by the Company and for which there are no additional outstanding conditions. All RSUs will be converted into shares of Common Stock upon the director’s termination of service to the Board. This includes 24,469 RSUs owned by Mr. Beattie; 6,154 RSUs owned by Ms. Chapman; 31,814 RSUs owned by Mr. Fazio; 870 RSUs owned by Ms. Kanin-Lovers; 41,308 RSUs owned by Mr. Knell; 6,154 RSUs owned by Mr. Mesdag; and 770 RSUs owned by Mr. Unruh.

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners or more than 5% of the issued and outstanding Common Stock.

Name and Address	Shares of Common Stock Beneficially Owned	Percent (6)
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	2,230,346	11.9
Franklin Resources, Inc. (2) One Franklin Parkway San Mateo, California 94403-1906	1,521,797	8.1
Dimensional Fund Advisors LP (3) Building One 6300 Bee Cave Road Austin, Texas 78746	1,181,915	6.3
Renaissance Technologies LLC (4) 800 Third Avenue New York, New York 10022	1,111,986	5.9
Paradice Investment Management LLC (5) 257 East Fillmore Street, Suite 200 Denver, Colorado 80206 Paradice Investment Management Pty Ltd (5) Level 27 The Chifley Tower 2 Chifley Square Sydney NSW 2000 Australia	1,039,326	5.5

(1)	The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 12, 2017 reporting beneficial ownership as of December 31, 2016. BlackRock, Inc. reported that it has sole dispositive power over 2,230,346 shares and sole voting power over 2,193,010 shares.

(2)	The information is based on a Schedule 13G/A jointly filed by Franklin Resources Inc. and its principal stockholders with the SEC on February 8, 2017 reporting beneficial ownership as of December 31, 2016. Franklin Resources Inc. reported that it does not have sole voting or dispositive power over any of the shares. Templeton Investment Counsel, LLC has sole dispositive and voting power over 760,623 shares; Franklin Advisory Services, LLC has sole dispositive and voting power over 585,100 shares; and Franklin Templeton Investments Corp. has sole dispositive and voting power over 176,074 shares.

(3)	The information is based on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2017 reporting beneficial ownership as of December 31, 2016. Dimensional Fund Advisors LP reported that it has sole dispositive power over 1,181,915 shares and sole voting power over 1,120,007 shares.

(4)	The information is based on a Schedule 13G filed by Renaissance Technologies LLC, and its principal shareholder, Renaissance Technologies Holdings Corporation, with the SEC on February 14, 2017 reporting beneficial ownership as of December 31, 2016. Renaissance Technologies LLC reported that it has sole dispositive power over 1,111,923 shares, shared dispositive power over 63 shares, and sole voting power over 1,083,336 shares.

(5)	The information is based on a Schedule 13G/A filed by Paradice Investment Management LLC (257 Fillmore Street, Suite 200, Denver CO 80206) and Paradice Investment Management Pty Ltd (Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia) with the SEC on February 6, 2017 reporting beneficial ownership as of December 31, 2016. Paradice Investment Management LLC and Paradice Investment Management Pty Ltd. reported shared voting and dispositive over 1,039,326 shares.

(6)	The ownership percentages set forth in this column are based on the assumption that each of the principal stockholders continued to own the number of shares reflected in the table above on March 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s officers and directors, and greater than ten percent beneficial owners, file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and furnish the Company with copies of such reports.

Based solely on a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company in 2016 and representations of reporting persons, the Company believes that, during 2016, all forms required under Section 16(a) applicable to its officers, directors, and greater than ten percent beneficial owners of the Company’s Common Stock were filed on a timely basis.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is included in the Proxy Materials? What is a Proxy Statement and What is a Proxy?

The proxy materials for our 2017 Annual Meeting include the Notice of Annual Meeting, this proxy statement, a proxy card, and our Form 10-K. A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy.

If you designate someone as your proxy in a written document, that document is called a proxy or proxy card. We have designated two of our officers as proxies for the 2017 Annual Meeting. They are Stephen W. Beard and Lawrence C. Bachman. The form of proxy and this proxy statement have been approved by the Board of Directors and are being provided to stockholders by its authority.

Who is entitled to vote at the Annual Meeting?

Holders of the Company’s common stock as of the close of business on March 31, 2017, the Record Date, are entitled to vote at the Annual Meeting.

How many votes is each share of common stock entitled to?

Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 18,736,296 shares of Company common stock issued and outstanding.

Who can attend the Annual Meeting?

Common stockholders and their duly appointed legal proxies who present valid government-issued photo identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date will be admitted to the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent (Computershare Trust Company, N.A.), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered a “beneficial owner” of those shares.

How do I vote my shares?

Beneficial Stockholders – If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on Wednesday, May 24, 2017.

Registered Stockholders – If you own shares that are registered in your name, you may vote by proxy before the annual meeting by interest at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on Wednesday, May 24, 2017. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

May I revoke a proxy or change my vote?

Beneficial Stockholders – Beneficial stockholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Stockholders – Registered stockholders may revoke their proxies or change their voting instructions at any time before 11:59 p.m. Eastern Time, on Wednesday, May 24, 2017, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Sectary. Registered stockholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.

How many votes must be present in order to hold the annual meeting?

A quorum must be present to transact business at the annual meeting. A quorum consists of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting. Shares of Heidrick stock present in person or duly authorized by proxy (including any abstentions and “broker non-votes”) will be counted for purposes of establishing a quorum at the meeting.

What vote is required to approve each proposal?

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. This is an uncontested election of directors since we did not receive proper advance notice in accordance with our Bylaws of any stockholder nominees for director. Abstentions and “broker non-votes” will have no effect on the election of directors.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Item 4)

Stockholders may vote for “ONE YEAR,” “TWO YEARS,” or “THREE YEARS,” or may abstain from voting. The frequency that receives the greatest number of votes cast will be the frequency selected by our stockholders. Abstentions and “broker non-votes” will have no effect on this time.

All Other Proposals (Items 2 and 3)

Stockholders may vote “For” or “Against” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of a majority of shares present or in person or by proxy and entitled to vote at the annual meeting for the approval of Items 2 and 3. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Items 2 and 3. “Broker non-votes,” if any, will have no effect on Items 2 and 3.

What are broker non-votes?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, that firm may only vote your shares on routine matters. Item 2, the ratification of the appointment of our independent auditor for 2017, is the only matter for consideration deemed to be routine. For all matters other than Item 2, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s share on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who counts the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will act as the independent inspector of election for the annual meeting.

When will the Company announce the voting results?

We will announce the preliminary voting results at the 2017 Annual Meeting. We will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

How are proxies solicited and what is the cost?

The Company will bear the entire cost of the proxy solicitation. We have engaged Alliance Advisors, L.L.C. to assist with the solicitation of proxies for an estimated fee of $9,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock. Our officers and employees may also solicit proxies. They will not receive any additional compensation for these activities.

Will the Company make a list of stockholders entitled to vote at the 2017 Annual Meeting available?

Yes. A stockholder list will be available for inspection by stockholders for any purpose germane to the meeting during normal business hours beginning May 11, 2017 at 233 S. Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. The list will also be available to stockholders for any such purpose at the annual meeting.

What does it mean if I receive more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or internet or sign, date, and return a proxy card or voting card for each account.

More than one stockholder lives at my address? Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to the multiple stockholders at the same address unless we have received different instructions from one or more of them. We will, upon request, promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address.

Annex A

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income (GAAP) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2016	2015
Revenue before reimbursements (net revenue)	$582,390	$531,139
Net income	15,413	17,132
Interest, net	(244)	122
Other, net	(2,289)	2,386
Provision for income taxes	22,353	14,422

Operating income	35,233	34,062
Adjustments
Salaries and employee benefits
Stock-based compensation expense	5,831	4,616
Senn Delaney retention awards	3,047	2,167
General and administrative expenses
Depreciation	9,368	8,788
Intangible amortization	7,106	4,908
Earnout accretion	635	1,294

Total adjustments	25,987	21,173

Adjusted EBITDA	$61,220	$55,835

Adjusted EBITDA Margin	10.5%	10.5%

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management also believes this information is useful for investors.

A-1

HEIDRICK & STRUGGLES INTERNATIONAL, INC. 233 S. WACKER DR. SUITE 4900 CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Elizabeth L. Axelrod 02 Richard I. Beattie 03 Clare M. Chapman 04 Gary E. Knell 05 Lyle Logan
06	Willem Mesdag 07 Tracy R. Wolstencroft

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017.							☐	☐	☐

3	Advisory vote to approve executive compensation.							☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 year	2 years	3 years	Abstain

4	To approve holding an advisory vote on executive compensation every one, two or three years, as indicated.						☐	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Annual Meeting of Stockholders

May 25, 2017 9:00 AM Eastern Daylight Time

Law Offices of Simpson Thacher & Bartlett LLP

425 Lexington Avenue, New York, NY 10017-3954

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen W. Beard and Lawrence C. Bachman, or each of them, as Proxies, with full power of substitution, to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record as of March 31, 2017, at the Annual Meeting of Stockholders to be held on May 25, 2017, or any adjournment of the meeting. This Proxy authorizes each of them to vote in their discretion on any matter that may properly come before the Annual Meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” the election of all nominees for directors listed on the reverse side; “FOR” Proposals 2 and 3; “FOR” 1 year on Proposal 4; and in the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern time on May 24, 2017.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side